Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION by and among MYND ANALYTICS, INC., ATHENA MERGER SUBSIDIARY INC., AND EMMAUS LIFE SCIENCES, INC., Dated as of January 4, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 4, 2019, by and among MYND ANALYTICS, INC., a Delaware corporation (“Parent”), ATHENA MERGER SUBSIDIARY INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and EMMAUS LIFE SCIENCES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.14.

RECITALS

WHEREAS, Parent and the Company intend to merge Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), in accordance with this Agreement and the DGCL;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of the Company immediately prior to the Effective Time will own 94.1% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Effective Time will own 5.9% of the outstanding equity of Parent immediately following the Effective Time;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that the Merger and this Agreement are advisable and in the best interests of Parent and its stockholders, (b) approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement, and (c) determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement including the Parent Stockholder Proposals;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that the Merger and this Agreement are advisable and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement, the Merger, and the other actions contemplated by this Agreement, and (c) determined to recommend that Parent, as the sole stockholder of Merger Sub, vote to approve this Agreement, the Merger and such other actions as contemplated by this Agreement and Parent has so approved this Agreement and the Merger;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that the Merger and this Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the other actions contemplated by this Agreement, and (c) determined to recommend that the Company Stockholders vote to approve this Agreement, the Merger and such other actions as contemplated by this Agreement;

WHEREAS, in order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the stockholders of Parent listed on Schedule I hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit A-1 (the “Parent Voting Agreements”);

WHEREAS, in order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain of Parent’s officers, directors and Parent Stockholders are executing lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit A-2 (the “Parent Lock-up Agreements”);

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the stockholders of the Company listed on Schedule II hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B-1 (the “Company Voting Agreements”);

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain of the Company’s officers, directors and Company Stockholders are executing lock-up agreements in favor of Parent concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B-2 (the “Company Lock-up Agreements”); and

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub, and the Company intend that the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” with the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a), and that Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article 1
THE MERGER AND CERTAIN GOVERNANCE MATTERS

Section 1.1         Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

Section 1.2          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.3         Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, NY 10020-1089, no later than three (3) Business Days following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to the Closing set forth in Article 6 (other than the conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing, with the Secretary of State of the State of Delaware, a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger with the consent of Parent and the Company (the time upon which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4          Certificate of Incorporation and Bylaws; Directors and Officers; Name Change. At the Effective Time:

(a)          the Certificate of Incorporation of Parent shall be amended to cause the name of Parent to be changed to “Emmaus Life Sciences, Inc.,” and, as so amended, shall be the Certificate of Incorporation of Parent, until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

(b)          the Bylaws of Parent shall be the Bylaws of Parent, until thereafter amended as provided by the DGCL and the Certificate of Incorporation of Parent.

(c)          the directors and officers of Parent shall be as provided for in Section 5.13.

(d)          the directors and officers of the Company immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed.

Section 1.5          Conversion of Shares and Notes.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of any of the foregoing:

(i)          any shares of Company Common Stock owned as treasury stock of the Company or owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)         subject to Section 1.5(b), each share of Company Common Stock (including all accrued but unpaid dividends thereon) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares), including shares of Company Common Stock issuable upon conversion of Company Convertible Notes pursuant to Section 1.5(a)(iii) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio;

(iii)        to the extent provided for therein, each Company Convertible Note outstanding immediately prior to the Effective Time shall be automatically converted into shares of Company Common Stock issuable upon conversion thereof; and

(iv)       except as provided in clause (iii), above, each Company Convertible Note outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time and convertible into shares of Company Common Stock in accordance with its terms.

(b)          If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)           No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Parent Common Stock on NASDAQ for the ten (10) consecutive trading days ending with the second (2nd) to last trading day immediately prior to the Effective Time.

(d)          Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any Permitted Parent Reorganization, any Permitted Company Reorganization, any Permitted Parent Issuance, stock dividend, subdivision, reorganization, reclassification, recapitalization, split, reverse split (excluding the Reverse Stock Split which shall be effective immediately prior to the Effective Time), combination or exchange of shares or other like change (including any dividend or distribution of securities convertible into shares of Company Capital Stock or Parent Capital Stock), the Exchange Ratio, to the extent necessary, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Stock Options, Company Warrants and Company Convertible Notes the same economic effect as contemplated by this Agreement prior to such event.

(f)           Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Warrants and Company Convertible Notes converted in accordance with this Section 1.6.

Section 1.6          Company Stock Options and Company Warrants.

(a)          At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be converted into and become an option to purchase Parent Common Stock, and the Company Stock Option Plan shall be assumed by Parent. All rights with respect to the Company Common Stock under each Company Stock Option assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the exercise price per share for the Parent Common Stock issuable upon exercise of each assumed Company Stock Option will equal the quotient obtained from dividing (x) the exercise price per share for the Company Common Stock purchasable pursuant to the assumed Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with the resulting exercise price rounded up to the nearest whole cent, and (iv) any restriction on the exercise of any assumed Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Stock Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Stock Option, such Company Stock Option assumed by Parent in accordance with this Section 1.6(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time, (2) Parent’s Board of Directors or an authorized committee thereof will succeed to the authority and responsibility of the Company’s Board of Directors or any authorized committee thereof with respect to each Company Stock Option assumed by Parent, and (3) all references in the Company Stock Option Plan and applicable award agreements to the Company shall be deemed to mean Parent. Notwithstanding anything to the contrary in this Section 1.6(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Stock Option will not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(b)          At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be converted into and become a warrant to purchase Parent Common Stock, and the Company Warrant shall be assumed by Parent. All rights with respect to the Company Common Stock under each Company Warrant assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the exercise price per share for the Parent Common Stock issuable upon exercise of each assumed Company Warrant will equal the quotient obtained from dividing (x) the exercise price per share for the Company Common Stock purchasable pursuant to the assumed Company Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, with the resulting exercise price rounded up to the nearest whole cent, and (iv) any restriction on the exercise of any assumed Company Warrant shall continue in full force and effect and the term, exercisability, and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that, to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Parent in accordance with this Section 1.6(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time. Except as provided above in this Section 1.6(b), each Company Warrant outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time and exercisable for shares of Company Common Stock in accordance with its terms.

(c)           As soon as practicable after the Effective Time, subject to Section 1.6(a), Parent shall deliver to the former holders of the Company Stock Options and Company Warrants an appropriate notice evidencing the foregoing assumption setting forth the specific adjustments made to the assumed Company Stock Options and Company Warrants, as provided in this Section 1.6.

(d)          Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options and Company Warrants assumed in accordance with this Section 1.6. As soon as practicable (but in no event more than ten (10) business days after the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to such assumed Company Stock Options, and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such assumed Company Stock Options remain outstanding.

Section 1.7         Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to Parent, the Surviving Corporation or the Exchange Agent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

Section 1.8          Surrender of Certificates.

(a)          Exchange Agent. At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of certificates formerly representing the Company Common Stock (“Certificates”), certificates or book-entry shares representing shares of Parent Common Stock and holders of Company Convertible Notes described in Section 1.5(a)(iii) (“Converted Notes”) in the aggregate amount equal to the Merger Shares. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 1.8(c). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 1.8(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five Business Days), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Converted Note (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Converted Note shall pass, only upon proper delivery of the Certificate or Converted Note to the Exchange Agent and which shall be in customary form and contain customary provisions), and (ii) instructions for use in effecting the surrender of the Certificate or Converted Note in exchange for the Merger Shares, any dividends or other distributions payable pursuant to Section 1.8(c). Each holder of record of one or more Certificates or Converted Notes shall, upon surrender to the Exchange Agent of such Certificate or Converted Note, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive promptly in exchange therefor (i) a certificate or certificates or book-entry shares representing that number of whole shares of Parent Common Stock (after taking into account all Certificates and Converted Notes surrendered by such holder) to which such holder is entitled pursuant to Section 1.8(a), and (ii) any dividends or distributions payable pursuant to Section 1.8(c), and the Certificate or Converted Note so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock or Converted Note that is not registered in the transfer records of the Company, payment of the Merger Shares in accordance with Section 1.8(a) may be made to a person other than the person in whose name the Certificate or Converted Note so surrendered is registered if such Certificate or Converted Note shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.8(b), each Certificate and Converted Note shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Shares and any dividends or other distributions payable pursuant to Section 1.8(c). No interest shall be paid or will accrue on any payment to holders of Certificates or Converted Notes pursuant to the provisions of this Article 1.

(c)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Converted Note with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, until the holder of such Certificate or Converted Note shall have surrendered such Certificate or Converted Note in accordance with this Article 1. Following the surrender of any Certificate or Converted Note, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)          No Further Ownership Rights in the Company Common Stock. The Merger Shares and any dividends or other distributions as are payable pursuant to Section 1.8(c) upon the surrender of Certificates and Converted Notes in accordance with the terms of this Article 1 shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time.

(e)          Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Converted Notes one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Converted Notes who have not theretofore complied with this Article 1 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Shares and any dividends or other distributions payable pursuant to Section 1.8(c) in accordance with this Article 1.

(f)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)          Lost Certificates. If any Certificate or Converted Note shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Converted Note to be lost, stolen or destroyed (and without the requirement to post or deliver any bond), the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate or Converted Note the Merger Shares, any dividends or other distributions payable pursuant to Section 1.8(c) pursuant to this Article 1.

(h)          Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder; provided that the Parties shall cooperate and undertake commercially reasonable efforts to minimize or avoid withholding, and the applicable withholding agent shall use best efforts to provide written notice (to the applicable Party) of any intention to withhold (or determination that the Exchange Agent may withhold) (other than any such withholding that is imposed on consideration that is properly treated as compensation for applicable income, employment and/or payroll Tax purposes) at least five (5) Business Days before the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts (i) subject to (ii), shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, and (ii) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority. Any amounts payable hereunder that require employment Tax withholding shall be paid through the Company’s payroll.

Section 1.9           Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who have validly exercised appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Merger Shares described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock owned by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares owned by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Shares attributable to such Dissenting Shares, upon their surrender in the manner provided in Section 1.8.

(b)          The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.10       Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, and otherwise) to take such action.

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, except as set forth in (x) the Company SEC Reports filed after January 1, 2015 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), or (y) the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Article 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Article 2 to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 2.1          Organization.

(a)          The Company is a corporation validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Charter and the Company Bylaws, copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter and the Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other similar agreement governing the voting or transfer of the Company Capital Stock and is not subject to a stockholder rights plan.

(b)          Each Subsidiary of the Company is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each Subsidiary of the Company has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a the Company Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company’s Subsidiaries, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of the Company are not in violation of any provision thereof.

Section 2.2          Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 20,000,000 shares Company Preferred Stock. As of December 31, 2018, there were 35,558,305 shares of Company Common Stock issued and outstanding and there are no shares of Company Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described herein or in the Company SEC Reports or the Company Disclosure Schedule. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable securities Laws.

(b)          Except for the Company Stock Option Plan, the Company Stock Options, the Company Warrants, the Company Convertible Notes, or as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

(c)          As of the December 31, 2018, there were 6,642,200 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plan. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options, and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d)          As of December 31, 2018, there were 3,436,431 shares of Company Common Stock issuable upon exercise of all outstanding Company Warrants, subject to adjustment on the terms set forth in the Company Warrants. Section 2.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number, issuer and type of securities subject to each such Company Warrant, (iv) the expiration date of each such Company Warrant, (v) the price at which each such Company Warrant (or each component thereof, if applicable) may be exercised, and (vi) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Warrants.

(e)          As of December 31, 2018, there were 6,500,061 shares of Company Common Stock issuable upon conversion of all outstanding Company Convertible Notes, subject to adjustment on the terms set forth in the Company Convertible Notes. Section 2.2(e) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Convertible Note, (ii) the date each Company Convertible Note was issued, (iii) the number, issuer and type of securities subject to each such Company Convertible Note, (iv) the expiration date of each such Company Convertible Note, (v) the price at which each such Company Convertible Note (or each component thereof, if applicable) may be converted, and (vi) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Convertible Notes.

(f)           Section 2.2(f) of the Company Disclosure Schedule lists each Subsidiary of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Company (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by the Company free and clear of any Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

Section 2.3         Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by the Board of Directors of the Company by unanimous vote of the directors participating in such votes. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 2.4          Non-Contravention; Consents.

(a)          Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii), and (iii) of this Section 2.4(a) for any such conflicts or violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations, losses, changes of control, or payments, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including (A) the filing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, respectively, and (B) the filing of a Form D Notice of Exempt Offering of Securities or other filings under the Securities Act, the Exchange Act or applicable state securities Laws in connection with the Contemplated Transactions), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c)          This Section 2.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 2.13 and Section 2.14, (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 2.14, (iii) Labor Laws, which are governed exclusively by Section 2.15, (iv) Environmental Laws, which are governed exclusively by Section 2.16, or (v) Anticorruption Laws, which are governed exclusively by Section 2.21.

Section 2.5          SEC Filings; Financial Statements.

(a)          The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2015 (the forms, statements, reports and documents filed or furnished since January 1, 2015 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, or, if not yet filed or furnished, will to the Knowledge of the Company comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any the Company SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to the Company’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)          As of the date of this Agreement, the Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2016 and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)          (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Company SEC Reports fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, or, in the case of the Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of the Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Company Financial Statements”).

(d)          the Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of the Company, such system is effective in providing such assurance. The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of the Company, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (and made summaries of such disclosures available to Parent) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Each of the Company and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of the Company or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)           Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 2.6         Absence of Changes. Since December 31, 2017, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. Except as set forth (x) in the Company SEC Reports, and (y) on Section 2.6 of the Company Disclosure Schedule, after December 31, 2017 and on or before the date hereof:

(a)          there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)          except as required as a result of a change in applicable Laws or GAAP or as disclosed in the notes to the Company Financial Statements, there has not been any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(c)          there has not been any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.4(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement;

(d)          there has not been any: (i) grant of or increase in any severance or termination pay to any employee or director of the Company or its Subsidiaries, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of the Company or any of its Subsidiaries except in the Ordinary Course of Business, (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business, or as required by any pre-existing plan or arrangement set forth in Section 2.6(d) of the Company Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any employee or other service provider of the Company or its Subsidiaries, (v) adoption, modification or termination of any Company Employee Program other than as required by applicable Law, or (vi) termination of any of the officers or key employees of the Company or any of its Subsidiaries;

(e)          the Company has not acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing;

(f)          other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g)          there has been no notice delivered to the Company of any claim of ownership by a third party of any of the Company Intellectual Property, or of infringement by the Company of any Third Party Intellectual Property; and

(h)          there has not been any binding agreement to do any of the foregoing.

Section 2.7          Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned or leased by it. All of said assets are owned or leased by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet at December 31, 2017, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, taken as a whole, and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

Section 2.8          Properties.

(a)          Section 2.8(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Company Leased Real Property, including with respect to each such Company Lease the date of such Company Lease and any material amendments thereto. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)          the Company Leases and the Company Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. The Company has delivered to Parent full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii)          none of the Company Leases is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)        none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents, is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default, under the Company Leases or any Company Ancillary Lease Documents;

(iv)        none of Parent or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents in a manner that is material to the Company and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company owns good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company’s business, except for Permitted Encumbrances, and (ii) the Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company as now used, possessed and controlled by the Company.

(c)           None of the Company or its Subsidiaries has any Company Owned Real Property.

Section 2.9           Intellectual Property.

(a)          Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or any of its Subsidiaries or used or exclusively licensed to the Company or any of its Subsidiaries (“Company Patents”), registered and material unregistered Marks owned by the Company or any of its Subsidiaries (“Company Marks”) and registered Copyrights owned by the Company or any of its Subsidiaries (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by others in the Company Intellectual Property (“Company In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Out-Licenses”).

(b)          With respect to the Company Intellectual Property (i) owned or purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries exclusively owns such Company Intellectual Property, and (ii) licensed to the Company or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company In-License or Company Out-License or Permitted Encumbrances granted by the Company or one of its Subsidiaries.

(c)          To the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights are valid and enforceable.

(d)          To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)           No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)           There are no claims pending or, to the Knowledge of the Company, threatened in writing since January 1, 2016 against the Company or any of its Subsidiaries or any of their employees alleging that the operation of the Company’s business or any activity by the Company or any of its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company product candidates infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g)          To the Knowledge of the Company, the operation of the Company’s business does not infringe or violate (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)          Except with respect to fees payable to third party licensors pursuant to the Company In-Licenses, none of the Company or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property. Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, neither Parent nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company or any of its Subsidiaries to use any Company Intellectual Property, (ii) restrict the Company or any of its Subsidiaries business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property (excluding any rights granted to any third parties pursuant to any of the Company Out-Licenses).

(i)           All former and current employees, consultants and contractors of the Company and its Subsidiaries who have been involved in the creation and/or development of any Company Intellectual Property have executed written instruments with the Company or one or more of its Subsidiaries that assign to the Company, all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with the Company or the applicable Subsidiary.

(j)           To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, the Company or any of its Subsidiaries, or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property owned by, or exclusively licensed to, the Company or any of its Subsidiaries, or the subject matter thereof.

(k)          The Company and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Company’s business (the “Company Trade Secrets”).

(l)           Following the Effective Time, the Surviving Corporation will have substantially similar rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

Section 2.10        Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list of the following currently effective Company Contracts (each, a “Company Material Contract” and, collectively, “Company Material Contracts”):

(a)          each Company Contract that constitutes the Company Leases and the Company Ancillary Lease Documents;

(b)          each Company Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $500,000 or more;

(c)          each Company Contract for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year the Company or any of its Subsidiaries received, in the aggregate, $500,000 or more;

(d)          each Company Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)          each Company Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $500,000 in the aggregate;

(f)          each Company Contract that provides for any employment, severance, retention, transaction bonus, change in control, consulting or other similar agreement between: (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any employee, director or other individual service provider of the Company or its Subsidiaries, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $100,000 on the part of the Company or any of its Subsidiaries to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $100,000 (other than benefits required to be provided by applicable Law);

(g)          each Company Contract which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of the Company or any Affiliate of the Company (which will include Parent after the Effective Time), or (ii) the right of the Company or any Affiliate of the Company (which will include Parent after the Effective Time) to compete with any Person;

(h)          each Company Contract in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid or received, in the aggregate, $500,000 or more;

(i)           each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(j)           each Company Contract with any Governmental Authority;

(k)          each Company Contract with (a) an executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company, or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its Subsidiaries);

(l)           each Company Contract that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)         each Company Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)          any other each Company Contract (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $500,000.

The Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of Parent has, nor, to the Knowledge of the Company, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or materially alter the provisions of any Company Material Contract.

Section 2.11       Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any Subsidiary of the Company has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the most recent unaudited consolidated balance sheet of the Company (or the notes thereto) made available to Parent, (b) normal and recurring current Liabilities that have been incurred by the Company or any Subsidiary of the Company since the date of the Company’s unaudited consolidated balance sheet at September 30, 2018 in the Ordinary Course of Business, (d) Liabilities for the performance of the Company or its Subsidiaries under Company Contracts, Company Stock Option Plans or Company Employee Programs, (e) Liabilities described in Section 2.11 of the Company Disclosure Schedule or (f) Liabilities incurred in connection with the Contemplated Transactions.

Section 2.12        Compliance with Laws; Regulatory Compliance.

(a)          Each of the Company and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the Contemplated Transactions. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect.

(b)          Each of the Company and its Subsidiaries holds all material Permits from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, or manufacturing of Company product candidates (any such Governmental Authority, a “Company Regulatory Agency”), necessary for the operating of the Company’s business in material compliance with applicable Laws (the “Company Permits”), including all Company Permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder (the “FDCA”), the Public Health Service Act of 1944, as amended, and the regulations of the FDA promulgated thereunder (the “PHSA”), and any comparable Laws of other applicable jurisdictions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any employee or agent thereof, has made any untrue statement of material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, or failed to disclose a material fact required to be disclosed to the FDA or other such Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case related to the Company products candidates, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company nor, to the Knowledge of the Company, any director, officer, employee or agent thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws, including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA, the regulations promulgated pursuant to such Laws, and any equivalent applicable Laws of other jurisdictions (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or, to the Knowledge of the Company, threatened in writing against the Company that asserts an alleged violation, in any material respect, of any Health Care Law. None of the Company or its Subsidiaries or their employees or agents, has, under any Health Care Law, been debarred, excluded, suspended, or otherwise determined to be ineligible to participate in any health care programs of any Governmental Authority, convicted of any crime, or to the Knowledge of the Company, engaged in any conduct that has resulted in any such debarment, exclusion, suspension, ineligibility, or conviction, including any debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. The Company and its Subsidiaries are not party to any consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, employee or agent thereof, are bound or which relate to Company product candidates.

(d)          Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws enforced by, and Orders of, the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company product candidates. All required pre-clinical toxicology studies conducted by or on behalf of the Company, and all clinical trials sponsored by the Company or any of its Subsidiaries are being conducted in compliance in all material respects with applicable Company Permits and applicable Laws, including the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The material results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Parent. Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries with respect to Company product candidates has been conducted in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including any applicable requirements of 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. The Company has filed with applicable Company Regulatory Agencies all material notices required to be filed (and made available to Parent copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to the Company product candidates.

(e)          The Company and its Subsidiaries have not received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened in writing to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application or similar Health Care Permit sponsored by the Company or any of its Subsidiaries, or otherwise materially restrict the pre-clinical research or clinical study of any Company product candidate or any drug product being developed by or on behalf of the Company or any of its Subsidiaries, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company product candidate, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action or event.

(f)          With respect to the Company’s business, the Company has made available to Parent for review copies of any and all material regulatory applications and submissions (and any supplements or amendments thereto) under applicable Health Care Laws; Company Permits; written notices of inspectional observations and establishment inspection reports of Company Regulatory Agencies; notifications, communications, correspondence, registrations, master files, and/or other filings made to, received from or otherwise conducted with a Company Regulatory Agency, reports or other documents of the Company or any of its Subsidiaries that assert or address lack of material compliance with any Health Care Laws, or the likelihood or timing of marketing approval of any Company product candidates; records and other materials maintained to comply with applicable Health Care Laws (e.g., regarding good laboratory practice, good clinical practice, and good manufacturing practice); and records that are necessary or advisable in order to obtain Company Permits or other approvals from Company Regulatory Agencies. Such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 2.13        Taxes and Tax Returns.

(a)          Each material Tax Return required to be filed by, or on behalf of, the Company or any of its Subsidiaries, and each material Tax Return in which the Company or any of its Subsidiaries was required to be included, has been filed. Each such Tax Return is true, correct and complete in all material respects.

(b)          The Company and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been filed.

(c)          The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of September 30, 2018, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(d)          There are no material liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries.

(e)          None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes to a date after the Closing Date.

(f)           No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Taxing Authority has occurred within the past three (3) years and there is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a taxing authority with respect to a material Tax Return of the Company or any of its Subsidiaries.

(g)          None of the Company or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the five (5) year period ending on the date of this Agreement.

(h)          None of the Company or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which is or was the Company, or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor pursuant to any written agreement, a principal purpose of which is the sharing of, or indemnification for, Taxes (a “Tax Sharing Agreement”). None of the Company or any of its Subsidiaries is party to or has any obligation under any Tax Sharing Agreement.

(i)           None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)           None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any predecessor provision).

(k)          None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting made prior to the Closing Date, or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)        installment sale or open transaction disposition made prior to the Closing;

(iv)        intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(v)         transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951(a) or 951A of the Code;

(vi)        prepaid amount received (or deferred revenue accrued) prior to the Closing;

(vii)       election with respect to income from the discharge of indebtedness under Section 108(i) of the Code made prior to the Closing; or

(viii)      an election under Section 965 of the Code made prior to the Closing.

(l)           No written claim has been made by any Taxing Authority in a jurisdiction where it does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in the jurisdiction.

(m)         None of the Company or any Subsidiary (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, and (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(n)          No Subsidiary of the Company that is incorporated in a non-US jurisdiction has an investment in “United States Property” within the meaning of Section 956(c) of the Code.

(o)          All transactions between the Company and each of its Subsidiaries are at arm’s-length, in compliance in all material respects with all applicable transfer pricing laws and regulations.

(p)          As of the date hereof, neither the Company nor any of its Subsidiaries or their Affiliates has taken or agreed to take any action, nor does the Company or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)          Notwithstanding any provision in this Agreement to the contrary, the Company does not make (and shall not be construed to be making) any representation or warranty as to the existence, amount, utilization or any other aspect of any net operating or capital loss, carryovers, carryforwards of business or other tax credits, tax basis, earnings and profits, or any other tax attribute (whether of the Company or any of its Subsidiaries) after the Closing, and the representations contained in Section 2.13 and Section 2.14 (solely as such representations relate to Taxes or Tax Returns) (the “Company Tax Representations”) shall constitute the sole and exclusive representations and warranties by the Company with respect to Taxes or Tax Returns. Other than the Company Tax Representations in Section 2.13(h), Section 2.13(k) and Section 2.13(p), no Company Tax Representation shall be deemed to apply directly or indirectly with respect to any taxable period after the Closing.

Section 2.14        Employee Benefit Programs.

(a)          Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company or any of its Subsidiaries (the “Company Employee Programs”).

(b)          Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program intended to qualify under Section 401(a) of the Code to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits.

(c)          Each Company Employee Program has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and other applicable Laws. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Company Financial Statements except as would not be material.

(d)          No Company Employee Program has been or is subject to Section 302 or Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan, and the Company does not have any liability for any Employee Program that is subject to Title IV of ERISA and that is or has been maintained, contributed to, or required to be contributed to by an ERISA Affiliate of the Company. None of the Company Employee Programs provides (or has ever provided) health care or any other welfare benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws to which the former employee pays all required premiums) or has ever promised to provide such post-termination benefits.

(e)          For purposes of this Section 2.14:

(i)          An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)          An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company or any Subsidiary of the Company under ERISA Section 4001(b) or Code Section 414(b), (c), or (m).

(f)           Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.14(a) through Section 2.14(e) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to ERISA and other Laws relating to employee benefits matters.

Section 2.15        Labor and Employment Matters.

(a)          None of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving the Company.

(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable material Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state and local law equivalents, and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) neither the Company nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company’s business and classified by the Company or any of its Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of its Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of the Company and its Subsidiaries are employed at-will and no such employees are subject to any contract with the Company or any of its Subsidiaries or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of its Subsidiaries, and (vi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.15(a) and Section 2.15(b) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to collective bargaining matters and compliance with Labor Laws.

Section 2.16        Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)          the Company and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b)          none of the Company or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or its Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or its Subsidiaries pursuant to any Environmental Law; and

(c)          none of Parent or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of the Company, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 2.16 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to Environmental Laws.

Section 2.17        Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of the Company and each Subsidiary of the Company, as of the date hereof. Each of such insurance policies is in full force and effect and the Company and each Subsidiary of the Company are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither the Company nor any Subsidiary of the Company has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy, (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 2.18        Books and Records. Each of the minute and record books of the Company has been made available to Parent and contains, in all material respects, complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since January 1, 2013 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

Section 2.19        Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed in 2018 with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.19 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of the Company as of the date of this Agreement.

Section 2.20        Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Subsidiary of Parent, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company and/or any Subsidiary, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no executive officer of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 2.21        Illegal Payments. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of, in violation of applicable Laws: (i) influencing any act or decision of such foreign official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions, or (ii) inducing such foreign official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 2.21 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to compliance with Anticorruption Laws.

Section 2.22        Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions.

Section 2.23        Vote Required. The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, approve the Merger, and the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

Section 2.24        No Financial Advisor. Except as set forth on Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 2.25        Investment Company Act. The Company is not, and at the Effective Time will not be, required to be registered under the Investment Company Act of 1940, as amended.

Section 2.26        Disclosure; Company Information. None of the information provided by the Company specifically for inclusion in the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information provided by the Company to be included in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the S-4 Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Parent, Merger Sub, or any of their Representatives for inclusion in the Joint Proxy Statement/Prospectus.

Section 2.27        No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any of its Subsidiaries nor any other person on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company, any of its Subsidiaries or their respective stockholders, Affiliates or Representatives in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Parent set forth in Article 3 (in each case as qualified and limited by the Parent SEC Reports and the Parent Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective stockholders, Affiliates or Representatives, has relied on any such information (including the accuracy or completeness thereof).

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows, except as set forth in (x) the Parent SEC Reports filed after January 1, 2015 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature), or (y) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other Sections and subsections in this Article 3 to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

Section 3.1          Organization.

(a)          Parent is a corporation validly existing and in good corporate standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Charter and Parent Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Parent is not in violation of any provision thereof. Other than the Parent Charter and Parent Bylaws, Parent is not a party to or bound by or subject to any stockholder agreement or other similar agreement governing the voting or transfer of the capital stock of Parent and is not subject to a stockholder rights plan.

(b)          Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Merger. All of the issued and outstanding capital stock of Merger Sub, which consists of 1,000 shares of common stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Merger, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c)          Each Subsidiary of Parent is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each Subsidiary of Parent has all requisite corporate power or other power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Parent’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Parent are not in violation of any provision thereof.

Section 3.2          Capitalization.

(a)          As of the date hereof, the authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares Parent Preferred Stock, of which (A) 1,500,000 shares are designated as Series A Preferred Stock, and (B) 500,000 shares of which are designated as Series A-1 Preferred Stock. As of December 31, 2018, there were 7,555,004 shares of Parent Common Stock issued and outstanding, 550,000 shares of Parent Series A Preferred Stock issued and outstanding and 500,000 shares of Parent Series A-1 Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance other than as described herein or in the Parent Disclosure Schedule. The outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement binding upon Parent at the time at which they were issued and were issued in compliance with the Parent Charter and Parent Bylaws and all applicable securities Laws. As of December 31, 2018, there were 1,050,000 shares of Parent Common Stock issuable, and reserved for issuance, upon conversion of all outstanding shares of Parent Series A Preferred Stock and Parent Series A-1 Preferred Stock, subject to adjustment on the terms set forth in the applicable certificates of designation.

(b)          Except for the Parent Stock Option Plans and the Parent Warrants, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or obligating Parent or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Parent.

(c)          As of December 31, 2018, there were 1,341,000 shares of Parent Common Stock issuable upon exercise of all outstanding Parent Stock Options, subject to adjustment on the terms set forth in the Parent Stock Option Plans. Section 3.2(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Stock Option, (ii) the date each Parent Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Parent Stock Option, (iv) the expiration date of each such Parent Stock Option, (v) the vesting schedule of each such Parent Stock Option, (vi) the price at which each such Parent Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Stock Options, and (viii) whether and to what extent the exercisability of each Parent Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d)          As of December 31, 2018, there were 6,075,769 shares of Parent Common Stock issuable upon exercise of all outstanding Parent Warrants, subject to adjustment on the terms set forth in the Parent Warrants. Section 3.2(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Warrant, (ii) the date each Parent Warrant was issued, (iii) the number, issuer and type of securities subject to each such Parent Warrant, (iv) the expiration date of each such Parent Warrant, (v) the price at which each such Parent Warrant (or each component thereof, if applicable) may be exercised, and (vi) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Warrant.

(e)          As of the date hereof, there are no shares of Parent Common Stock subject to forfeiture under outstanding Parent Restricted Stock Awards. Section 3.2(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Restricted Stock Award, (ii) the number of shares of Parent Common Stock subject to the award, (iii) the vesting schedule of each such Parent Restricted Stock Award, and (iv) whether and to what extent the vesting of each Parent Restricted Stock Award will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(f)           Section 3.2(f) of the Parent Disclosure Schedule lists each Subsidiary of Parent, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Parent, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Parent (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by Parent free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto.

(g)          The Parent Common Stock to be issued in the Merger, and upon exercise of the Company Warrants and conversion of the Company Convertible Notes, will, when issued in accordance with the provisions of this Agreement, the Company Warrants and the Company Convertible Notes, have been duly authorized, and be validly issued, fully paid and nonassessable.

Section 3.3           Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining Parent Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the Board of Directors of Parent and Merger Sub by unanimous vote of the directors participating in such votes. The Board of Directors of Parent has recommended that the stockholders of Parent approve the Parent Stockholder Proposals at the Parent Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.4           Non-Contravention; Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Parent Charter or Parent Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Parent, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Parent’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Parent Material Contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Parent Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii), and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations, losses, changes of control, or payments, that have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, except for (i) obtaining Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Parent Stockholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, respectively, and (B) the filing of a Form D Notice of Exempt Offering of Securities or other filings under the Securities Act, the Exchange Act or applicable state securities Laws in connection with the Contemplated Transactions ), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of NASDAQ, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c)          This Section 3.4 does not relate to (i) Tax Laws, which are governed exclusively by Section 3.13 and Section 3.14, (ii) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 3.14, (iii) Labor Laws, which are governed exclusively by Section 3.15, (iv) Environmental Laws, which are governed exclusively by Section 3.16, or (v) Anticorruption Laws, which are governed exclusively by Section 3.21.

Section 3.5          SEC Filings; Financial Statements.

(a)          Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Parent comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Parent SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Parent’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)          As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2015 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)          (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, or, in the case of the Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Parent Financial Statements”).

(d)          Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Parent, such system is effective in providing such assurance. Parent (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Parent, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the Audit Committee of the Board of Directors of Parent (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Each of Parent and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)          Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Parent or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)           Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6          Absence of Changes. Since September 30, 2018, Parent and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in the Parent SEC Reports, and (y) on Section 3.6 of the Parent Disclosure Schedule, after September 30, 2018 and on or before the date hereof:

(a)          there has not been any change, event, circumstance or condition to the Knowledge of Parent that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(b)          except as required as a result of a change in applicable Laws or GAAP or as disclosed in the notes to the Parent Financial Statements, there has not been any material change in any method of accounting or accounting practice by Parent or any of its Subsidiaries;

(c)          there has not been any other action, event or occurrence that would have required the consent of the Company pursuant to Section 4.4(a) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement;

(d)          there has not been any (i) grant of or increase in any severance or termination pay to any employee, director or other service provider of Parent or its Subsidiaries, (ii) entry into any employment, consulting, deferred or equity compensation, retention, change in control, transaction bonus, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee, director or other service provider of Parent or any of its Subsidiaries, (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business, or as required by any pre-existing plan or arrangement set forth in Section 3.6(d) of the Parent Disclosure Schedule, (iv) action to accelerate the vesting or payment of any compensation or benefit to any Parent employee, (v) adoption, modification or termination of any Parent Employee Program other than as required by applicable Law, or (vi) termination of any officers or key employees of Parent or any of its Subsidiaries; or

(e)          Parent has not acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing;

(f)           Other than the grant of non-exclusive licenses in the Ordinary Course of Business, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Parent Intellectual Property;

(g)          there has been no notice delivered to Parent of any claim of ownership by a third party of any of the Parent Intellectual Property, or of infringement by Parent of any Third Party Intellectual Property; and

(h)          there has not been any binding agreement to do any of the foregoing.

Section 3.7          Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Parent or a Subsidiary of Parent free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at September 30, 2018, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries, taken as a whole, and (iii) Encumbrances described in Section 3.7 of the Parent Disclosure Schedule.

Section 3.8           Properties.

(a)          Section 3.8(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Parent Leased Real Property, including with respect to each such Parent Lease the date of such Parent Lease and any material amendments thereto. With respect to each Parent Lease, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i)          the Parent Leases and the Parent Ancillary Lease Documents are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. Parent has delivered to the Company full, complete and accurate copies of each of the Parent Leases and all Parent Ancillary Lease Documents described in Section 3.8(a) of the Parent Disclosure Schedule;

(ii)          none of the Parent Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii)        none of Parent or its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Leases or Parent Ancillary Lease Documents is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under the Parent Leases or any Parent Ancillary Lease Documents;

(iv)        none of Parent or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Parent Leases or any Parent Ancillary Lease Documents in a manner that is material to Parent and that relates to the use or occupancy of all or any portion of the Parent Leased Real Property.

(b)          None of Parent or its Subsidiaries has any Parent Owned Real Property.

Section 3.9          Intellectual Property.

(a)          Section 3.9(a) of the Parent Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Parent or any of its Subsidiaries or exclusively licensed to Parent or any of its Subsidiaries (“Parent Patents”), registered and material unregistered Marks owned by Parent or any of its Subsidiaries (“Parent Marks”) and registered owned by Parent or any of its Subsidiaries (“Parent Copyrights”), (ii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries is granted rights by others in the Parent Intellectual Property (“Parent In-Licenses”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Parent or any of its Subsidiaries has granted rights to others in the Parent Intellectual Property (“Parent Out-Licenses”); provided that the Parent Patents, Parent Marks, Parent Copyrights, Parent In-Licenses and Parent Out-Licenses exclude all Patents, Marks, licenses, sublicenses and other agreements to be included in the Spinoff Assets.

(b)          With respect to the Parent Intellectual Property (i) owned or purported to be owned by Parent or any of its Subsidiaries, Parent or one of its Subsidiaries exclusively owns such Parent Intellectual Property, and (ii) licensed to Parent or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Parent Intellectual Property (other than any Intellectual Property to be included in the Spinoff Assets) are the subject of a written license or other agreement; in the case of the foregoing clauses (i), and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Parent In-License or Parent Out- License or Permitted Encumbrances granted by Parent or one of its Subsidiaries.

(c)          To the Knowledge of Parent, all Parent Patents, Parent Marks and Parent Copyrights are valid and enforceable.

(d)          To the Knowledge of Parent, each Parent Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e)          No Parent Patent is now involved in any interference, reissue, re-examination or opposition proceeding.

(f)           There are no pending or, to the Knowledge of Parent, threatened claims since January 1, 2016 against Parent or any of its Subsidiaries or any of their employees alleging that any of the operation of Parent’s business or any activity by Parent or any of its Subsidiaries, infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Parent Intellectual Property is invalid or unenforceable.

(g)          To the Knowledge of Parent, the operation of Parent’s business does not infringe or violate (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h)          Except with respect to fees payable to third party licensors pursuant to the Parent In-Licenses, none of Parent or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property. Except as set forth in Section 3.9(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of Parent or any of its Subsidiaries rights to use any Parent Intellectual Property, (ii) restrict the Parent or any of its Subsidiaries, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Parent Intellectual Property (excluding any rights granted to any third parties pursuant to the Parent Out-Licenses).

(i)           All former and current employees, consultants and contractors of Parent and its Subsidiaries who have been involved in the creation and/or development of any Parent Intellectual Property have executed written instruments with Parent or one or more of its Subsidiaries that assign to Parent all rights, title and interest in and to any and all Intellectual Property created and/or developed by such employee, consultant or contractor in the course of their employment or engagement with Parent or the applicable Subsidiary.

(j)           To the Knowledge of Parent, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the rights of Parent or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Parent Intellectual Property owned by, or exclusively licensed to, Parent or any of its Subsidiaries, or the subject matter thereof.

(k)          Parent and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries in Parent’s business (the “Parent Trade Secrets”).

(l)           Following the Effective Time, the Surviving Corporation will have substantially similar rights and privileges in the Parent Intellectual Property as Parent had in the Parent Intellectual Property immediately prior to the Effective Time.

Section 3.10        Material Contracts. Section 3.10 of the Parent Disclosure Schedule is a correct and complete list of the following currently effective Parent Contracts (each, a “Parent Material Contract” and, collectively, “Parent Material Contracts”):

(a)          each Parent Material Contract that constitutes the Parent Leases and the Parent Ancillary Lease Documents;

(b)          each Parent Material Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c)          each Parent Material Contract for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Parent or any of its Subsidiaries of, or pursuant to which in the last year Parent or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d)          each Parent Material Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)          each Parent Material Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f)           each Parent Material Contract that provides for any employment, severance, retention, transaction bonus, change in control, consulting or other similar agreement between: (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any employee, director or other individual service provider of Parent or its Subsidiaries, on the other hand, other than any such Contract that is terminable “at will” or without any obligation in excess of $10,000 on the part of Parent or any of its Subsidiaries to make any severance, bonus, termination, change in control or similar payment or to provide any other benefit with a value in excess of $10,000 (other than benefits required to be provided by applicable Law);

(g)          each Parent Material Contract which by its terms limits in any respect (i) the localities in which all or any significant portion of the business and operations of Parent or any Affiliate of Parent (which will include the Surviving Corporation after the Effective Time), or (ii) the right of Parent or any Affiliate of Parent (which will include the Surviving Corporation after the Effective Time) to compete with any Person;

(h)          each Parent Material Contract in respect of any Parent Intellectual Property that provides for annual payments of, or pursuant to which in the last year Parent or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i)           each Parent Material Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or any of its Subsidiaries;

(j)           each Parent Material Contract with any Governmental Authority;

(k)          each Parent Material Contract with (a) an executive officer or director of Parent or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Parent, or (c) to the Knowledge of Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Parent or its Subsidiaries);

(l)           each Parent Material Contract that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)         each Parent Material Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Parent or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

(n)          any other each Parent Material Contract (or group of related agreements) the performance of which requires aggregate payments to or from Parent or any of its Subsidiaries in excess of $250,000.

Parent has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Parent Contracts, including all amendments thereto. There are no material Parent Contracts that are not in written form. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent has, nor to the Knowledge of Parent, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, which has had or would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Parent to any Person under any Parent Material Contract or give any Person the right to terminate or alter the provisions of any Parent Material Contract.

Section 3.11        Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any Subsidiary of Parent has any Liability, individually or in the aggregate, except for: (a) Liabilities reflected or reserved against in the most recent consolidated balance sheet of Parent (or notes thereto) made available to the Company, (b) normal and recurring current Liabilities that have been incurred by Parent since the date of Parent’s audited consolidated balance sheet at September 30, 2018 in the Ordinary Course of Business, none of which are material, (c) Liabilities for performance of obligations of Parent or any Subsidiary of Parent under Contracts (other than for breach thereof), (d) Liabilities described in Section 3.11 of the Parent Disclosure Schedule, (e) Liabilities incurred in connection with the Contemplated Transactions or (f) Liabilities to be included in the Spinoff Assets.

Section 3.12       Compliance with Laws. Each of Parent and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the Contemplated Transactions. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.13        Taxes and Tax Returns.

(a)          Each material Tax Return required to be filed by, or on behalf of, Parent or any of its Subsidiaries, and each material Tax Return in which Parent or any of its Subsidiaries was required to be included, has been filed. Each such Tax Return is true, correct and complete in all material respects.

(b)          Parent and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been filed.

(c)          The unpaid Taxes of Parent and its Subsidiaries (A) did not, as of September 30, 2018, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(d)          There are no material liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings) upon any of the assets of Parent or any of its Subsidiaries.

(e)          None of Parent or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes to a date after the Closing Date.

(f)           No audit or other examination of any Tax Return of Parent or any of its Subsidiaries by any Taxing Authority has occurred within the past three (3) years and there is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a taxing authority with respect to a material Tax Return of Parent or any of its Subsidiaries.

(g)          None of Parent or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the five (5) year period ending on the date of this Agreement.

(h)          None of Parent or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which is or was Parent, or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor pursuant to any Tax Sharing Agreement. None of Parent or any of its Subsidiaries is party to or has any obligation under any Tax Sharing Agreement.

(i)           None of Parent or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)           None of Parent or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any predecessor provision).

(k)          None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting made prior to the Closing Date, or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iii)        installment sale or open transaction disposition made prior to the Closing;

(iv)        intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(v)         transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951(a) or 951A of the Code;

(vi)        prepaid amount received (or deferred revenue accrued) prior to the Closing;

(vii)       election with respect to income from the discharge of indebtedness under Section 108(i) of the Code made prior to the Closing; or

(viii)      an election under Section 965 of the Code made prior to the Closing.

(l)           No written claim has been made by any Taxing Authority in a jurisdiction where it does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in the jurisdiction.

(m)         None of Parent or any Subsidiary (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, and (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(n)          No Subsidiary of Parent that is incorporated in a non-US jurisdiction has an investment in “United States Property” within the meaning of Section 956(c) of the Code.

(o)          All transactions between Parent and each of its Subsidiaries are at arm’s-length, in compliance in all material respects with all applicable transfer pricing laws and regulations.

(p)          As of the date hereof, neither Parent nor any of its Subsidiaries or their Affiliates has taken or agreed to take any action, nor does Parent or any of its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Parent’s knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)          Merger Sub is an entity newly formed for the purpose of participating in the Merger and is wholly owned by Parent, which is in “control” of Merger Sub within the meaning of Section 368(c) of the Code.

(r)           Notwithstanding any provision in this Agreement to the contrary, Parent and Merger Sub do not make any (and shall not be construed to be making) representation or warranty as to the existence, amount, utilization or any other aspect of any net operating or capital loss, carryovers, carryforwards of business or other tax credits, tax basis, earnings and profits, or any other tax attribute (whether of Parent or any of its Subsidiaries) after the Closing, and the representations contained in Section 3.13 and Section 3.14 (solely as such representations relate to Taxes or Tax Returns) (the “Parent Group Tax Representations”) shall constitute the sole and exclusive representations and warranties by Parent with respect to Taxes or Tax Returns. Other than the Parent Group Tax Representations in Section 3.13(h), Section 3.13(k), and Section 3.13(p), no Parent Group Tax Representation shall be deemed to apply directly or indirectly with respect to any taxable period after the Closing.

Section 3.14        Employee Benefit Programs.

(a)          With respect to the Employee Programs maintained by Parent or its Subsidiaries prior to the Closing Date (the “Parent Employee Programs”), each such Parent Employee Program has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and other applicable Laws. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Parent Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued or otherwise adequately reserved on the Parent Financial Statements.

(b)          No Parent Employee Program has been subject to Section 302 or Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan, and Parent does not have any liability for any Employee Program that at any time has been subject to Title IV of ERISA or that is or has been maintained, contributed to, or required to be contributed to by an ERISA Affiliate of Parent. None of the Parent Employee Programs provides (or has ever provided) health care or any other welfare benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws to which the former employee pays all required premiums) or has ever promised to provide such post-termination benefits.

(c)          Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule, there is no Contract, plan, agreement or arrangement covering any employee of or other service provider to Parent or its Subsidiaries that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Parent or its Subsidiaries made any such payment, and the consummation of the transactions contemplated herein shall not obligate Parent or its Subsidiaries to make any parachute payment subject to Section 280G of the Code.

(d)          Parent has no Liability to gross-up or indemnify any individual with respect to any Tax imposed pursuant to Code Sections 409A or 4999.

(e)          For purposes of this Section 3.14:

(i)          An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii)          An entity is an “ERISA Affiliate” of Parent if it would have ever been considered a single employer with Parent or any Subsidiary of Parent under ERISA Section 4001(b) or Code Section 414(b), (c), or (m).

(f)           Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.14(a) through Section 3.14(e) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to ERISA and other Laws relating to employee benefits matters.

Section 3.15        Labor and Employment Matters.

(a)          None of Parent or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. Neither Parent nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending any labor strike or lockout involving Parent or any of its Subsidiaries.

(b)          Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state and local law equivalents, and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, (ii) neither Parent nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of Parent’s business and classified by Parent or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Parent or any of its Subsidiaries through its respective payroll department (“Parent Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Parent Contingent Workers, (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries in any judicial, regulatory or administrative forum or under any private dispute resolution procedure, (iv) all employees of Parent and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Parent or any of its Subsidiaries or any policy or practice of Parent or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Parent or any of its Subsidiaries, and (v) neither Parent nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of Parent or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Parent or any of its Subsidiaries, and (vi) there are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or actions against Parent under any workers’ compensation policy or long-term disability policy.

(c)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.15(a) and Section 3.15(b) constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to collective bargaining matters and compliance with Labor Laws.

Section 3.16        Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a)          Parent and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Parent Leased Real Property;

(b)          none of Parent or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Parent or its Subsidiaries at or on the Parent Leased Real Property that requires reporting, investigation or remediation by Parent or its Subsidiaries pursuant to any Environmental Law; and

(c)          none of Parent or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law, or (ii) been subject to or, to the Knowledge of Parent, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

(d)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.16 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to Environmental Laws.

Section 3.17        Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of Parent and each Subsidiary of Parent, as of the date hereof. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2015, neither Parent nor any Subsidiary of Parent has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy, (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18        Books and Records. Each of the minute and record books of Parent has been made available to the Company and contains, in all material respects, complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Parent, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

Section 3.19        Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2015 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Parent as of the date of this Agreement.

Section 3.20        Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, any Subsidiary of Parent or any director or officer of Parent (in his or her capacity as such) or any of the material assets owned or used by Parent and/or any Subsidiary, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which Parent or any Subsidiary of Parent, or any of the assets owned or used by Parent or any Subsidiary of Parent, is subject. To the Knowledge of Parent, no executive officer of Parent or any Subsidiary of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Parent’s business or to any material assets owned or used by Parent or any Subsidiary of Parent.

Section 3.21        Illegal Payments. None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of, in violation of applicable Laws: (i) influencing any act or decision of such foreign official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions, or (ii) inducing such foreign official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Parent, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Parent or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.21 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries relating to compliance with Anticorruption Laws.

Section 3.22        Inapplicability of Anti-takeover Statutes. The Board of Directors of Parent and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Parent Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions.

Section 3.23        Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock having voting power representing a majority of the outstanding shares of Parent Common Stock (which includes the Parent Preferred Stock on an as converted basis to Parent Common Stock), and the holders of a majority of the votes properly cast at the Parent Stockholder Meeting are the only votes of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Proposals (the “Parent Stockholder Approval”).

Section 3.24        No Financial Advisor. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

Section 3.25        Disclosure; Parent Information. Assuming the accuracy of the representations made by the Company in Section 2.26, the Joint Proxy Statement/Prospectus will not, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Assuming the accuracy of the representations made by the Company in Section 2.26, the Form S-4 Registration Statement will not, at the time the Form S-4 Registration Statement is filed with the SEC or at the S-4 Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Parent with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Joint Proxy Statement/Prospectus.

Section 3.26        No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, any of its Subsidiaries or their respective stockholders, Affiliates or Representatives in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Article 2 (in each case as qualified and limited by the Company SEC Reports and the Company Disclosure Schedule)) none of Parent, its Subsidiaries or any of their respective stockholders, Affiliates or Representatives, has relied on any such information (including the accuracy or completeness thereof).

Article 4
CERTAIN COVENANTS OF THE PARTIES

Section 4.1          Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force and effect following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement pursuant to Section 7.1 and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i)          the unaudited quarterly consolidated balance sheets of such Party as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar quarterly, which shall be delivered within forty-five (45) days after the end of such calendar quarter, or such longer periods as the Parties may agree to in writing;

(ii)         all material operations and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)        any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv)        any material notice, document or other communication sent by or on behalf of a Party to any party to any Parent Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Parent Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Parent Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)         any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)        any non-privileged notice, document or other written communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened material Legal Proceeding involving or affecting such Party; and

(vii)       any material notice, material report or other material document received by a Party from any Governmental Authority, other than in the Ordinary Course of Business.

Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

Section 4.2           Operation of Parent’s Business.

(i)          Except as set forth on Section 4.2 of the Parent Disclosure Schedule, as expressly required or permitted by this Agreement, as required by applicable Law or as agreed upon in writing by the Company, during the Pre-Closing Period: (i) Parent shall conduct its business and operations: (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Laws and compliance with the material requirements of all Contracts that constitute Parent Material Contracts, and (ii) Parent shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any material Legal Proceeding against, relating to, involving or otherwise affecting Parent that is commenced, or, to the Knowledge of Parent, threatened in writing against, Parent after the date of this Agreement.

Section 4.3          Operation of the Company’s Business. Except as set forth on Section 4.3 of the Company Disclosure Schedule, as expressly required or permitted by this Agreement, as required by applicable Law or as agreed upon in writing by the Parent, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Laws and compliance with the material requirements of all Contracts that constitute Company Material Contracts, (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company, and (iii) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any material Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

Section 4.4           Negative Obligations.

(a)           Except (A) as expressly required by this Agreement, (B) as set forth in Section 4.4(a) of the Parent Disclosure Schedule, (C) as required by applicable Law, or (D) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any Subsidiary of Parent to, do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock other than pursuant to the Contemplated Transactions;

(ii)         amend the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any Subsidiary of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction other than pursuant to the Contemplated Transactions;

(iii)        form any new Subsidiary or acquire any equity interest or other interest in any other Person other than pursuant to the Contemplated Transactions;

(iv)        lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(v)         make any capital expenditure or commitment in excess of $10,000 which would not be assumed in connection with the Spinoff;

(vi)        other than in the Ordinary Course of Business or pursuant to the Contemplated Transactions, (A) adopt, establish or enter into any Parent Employee Program, (B) cause or permit any Parent Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company, (C) hire any new employee or consultant, (D) grant, make or pay (or agree to pay) any severance, retention, change in control, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than any payment which is to be paid prior or in connection with the Closing), or (E) accelerate the time of payment or vesting of any non-equity benefits or compensation to any of its directors, employees or consultants;

(vii)       acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business other than pursuant to the Contemplated Transactions;

(viii)      make, change or revoke any material Tax election (other than Tax elections made in the Ordinary Course of Business); file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax Sharing Agreement; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Taxing Authority with respect to Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)        enter into or amend any Parent Material Contract which is not to be included in the Spinoff Assets;

(x)         commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Parent in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Parent’s and/or any Subsidiary of Parent’s business, or (C) for a breach of this Agreement;

(xi)        fail to make any material payment with respect to any of Parent’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii)       hire any employees or engage any independent contractors, consultants or other Parent Contingent Workers;

(xiii)      incur any Liability not expressly permitted pursuant to clauses (i) through (xii) of this Section 4.4(a), other than in the Ordinary Course of Business; or

(xiv)      amend or modify the terms of the Separation Agreement (other than any amendment or modification required to address any comment from NASDAQ or the SEC), if such amendment or modification would materially, adversely affect Parent’s rights thereunder or impose any material Liability on Parent or the Company after the Effective Time.

(xv)       agree to take, take or permit any Subsidiary of Parent to take or agree to take, any of the actions specified in clauses (i) through (xiii) of this Section 4.4(a).

(b)           Except (A) as expressly required by this Agreement, (B) as set forth in Section 4.4(b) of the Company Disclosure Schedule, (C) as required by applicable Law, or (D) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company) other than pursuant to the Contemplated Transactions;

(ii)         except for (A) contractual commitments in place at the time of this Agreement, (B) as set forth in Section 4.4(b)(ii) of the Company Disclosure Schedule or (C) pursuant to the Contemplated Transactions, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options, Company Warrants or Company Convertible Notes), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)        amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any Subsidiary of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction other than pursuant to the Contemplated Transactions;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v)         lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others;

(vi)        or make any capital expenditure or commitment in excess of $250,000 other than in the Ordinary Course of Business;

(vii)       other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Company Employee Program, (B) cause or permit any Company Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Parent, (C) hire any new employee or consultant, (D) grant, make or pay (or agree to pay) any severance, retention, change in control, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants, or (E) accelerate the time of payment or vesting of any benefits or compensation to any of its directors, employees or consultants;

(viii)      acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)         make, change or revoke any material Tax election (other than Tax elections made in the Ordinary Course of Business); file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax Sharing Agreement; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Taxing Authority with respect to Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)         enter into, amend or terminate any Company Material Contract, or amend or terminate any material Company Permit other than in the Ordinary Course of Business;

(xi)        commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s and/or any Subsidiary of the Company’s business, or (C) for a breach of this Agreement;

(xii)       fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xiii)      incur any Liability not expressly permitted pursuant to clauses (i) through (xii) of this Section 4.4(b), other than in the Ordinary Course of Business;

(xiv)      issue any shares of Company Preferred Stock or any other security convertible into or exercisable or exchangeable for shares of Company Preferred Stock; or

(xv)       agree to take, take or permit any Subsidiary of the Company to take, any of the actions specified in clauses (i) through (xiv) of this Section 4.4(b).

Section 4.5          Mutual Non-Solicitation.

(a)          No Solicitation by the Company.

(i)          Except as expressly permitted by this Section 4.5(a), during the Pre-Closing Period, none of the Company or any Representative of the Company shall directly or indirectly (A) whether publicly or otherwise, initiate, solicit, seek, induce, cause or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) enter into, continue, maintain, conduct or otherwise engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or afford any Person other than Parent access to the Company’s or any of its Subsidiaries’ properties or assets, books and records, Contracts, personnel or otherwise furnish any nonpublic information relating to the Company or any of its Subsidiaries to any Person in connection with or for the purpose of encouraging, inducing or facilitating any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, solely to refer the inquiring person to this Section 4.5(a) and to limit its conversation or other communication exclusively to such referral), (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar type of Contract contemplating or otherwise providing for or relating to a Company Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Company Acquisition Proposal, or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (D) take any action to make the provisions of any takeover statute or any similar provision contained in the organizational documents of the Company inapplicable to any transactions contemplated by a Company Acquisition Proposal, (E) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of the Company, or (F) publicly or otherwise, resolve, propose or agree to do any of the foregoing described in clauses (A) through (F); provided, however, that prior to the earlier of the approval of the Company Stockholder Proposals at the Company Stockholder Meeting or the termination of this Agreement in accordance with Article 7, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of the Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding the Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”), (2) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to such Company Acquisition Proposal, and (3) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of the Company with any Company Qualified Bidder solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of the Company, a Company Acquisition Proposal; provided that in any such case (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person and its Representatives than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4.5(a) (a “Company Acceptable Confidentiality Agreement”) (a copy of such Company Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Parent for informational purposes only), (x) the Company contemporaneously supplies to Parent any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Parent, (y) the Company has not breached this Section 4.5(a), and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws. From and after the date of this Agreement, the Company shall use its reasonable best efforts to enforce, and cause its Subsidiaries and Representatives to enforce, any confidentiality provisions or provisions of similar effect to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary. Any violation of the restrictions contained in this Section 4.5(a) by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.5(a) by the Company.

(ii)          For purposes of this Agreement,

(A) “Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (the term “group” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder), in a single transaction or series of related transactions, relating to (i) a merger, tender offer, recapitalization, reorganization, business combination, liquidation, dissolution, share exchange, arrangement or consolidation, or any similar transaction involving the Company, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company (including the acquisition of securities in any Subsidiary of the Company), including pursuant to a license or joint venture, or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (iii) an issuance by the Company of securities representing fifteen percent (15%) or more of the voting power of the Company, or (iv) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions expressly contemplated by this Agreement; and

(B) “Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal, (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Company Superior Offer pursuant to and in accordance with Section 4.5(a)(iv), or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)         Except as otherwise expressly provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) fail to make, withhold, withdraw, qualify, amend, change or resolve or publicly propose or announce its intention to withhold, withdraw, qualify, amend or change in a manner adverse to Parent, the Company Board Recommendation, (B) fail to recommend against acceptance of a tender or exchange offer within ten (10) Business Days after commencement, (C) adopt, approve, endorse, recommend or declare advisable, or resolve or publicly propose to or announce its intention to adopt, approve, endorse, recommend or declare advisable, any Company Acquisition Proposal, or (D) make any public statement inconsistent with the Company Board Recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv)         Notwithstanding the foregoing, provided that the Company shall not have breached its obligations under this Section 4.5(b), the Board of Directors of the Company may effect a Company Change of Recommendation in the case of a Company Superior Offer, or may terminate this Agreement in order to enter into a definitive agreement with respect to a Company Superior Offer pursuant to Section 7.1(k), if prior to taking any such action:

(A) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that a Company Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon the receipt of a Company Acquisition Proposal after the date hereof that has not been withdrawn that the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Company Superior Offer, but only at a time that is prior to the approval of the Company Stockholder Proposals at the Company Stockholder Meeting and is after 11:59 pm, New York City time, on the fourth Business Day following Parent’s receipt of written notice (a “Company Change of Recommendation Notice”) advising Parent that the Board of Directors of the Company desires to effect a Company Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to such the Company Superior Offer pursuant to Section 7.1(j) (and the manner and timing in which it intends to do so, and specifying the identity of the Person making the Company Acquisition Proposal), unredacted written copies of all proposed transaction agreements relating to such the Company Acquisition Proposal and any other materials provided by such Person in connection with such the Company Acquisition Proposal (such four (4) Business Day period, the “Company Notice Period”);

(B) the Company provides Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates (and causes its Representatives to negotiate) in good faith with Parent and its Representatives with respect thereto during the Company Notice Period, in each case as would enable the Board of Directors of the Company or committee thereof to conclude that the Company Acquisition Proposal that was determined to be a Company Superior Offer is no longer a Company Superior Offer; and

(C) following the end of the Company Notice Period, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, that after considering the terms of any revised terms proposed by the by Parent, the failure to effect a Company Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to a Company Superior Offer pursuant to Section 7.1(j) is still required in order to comply with its fiduciary duties under applicable Laws.

Any changes to the financial terms or other material terms of such the Company Superior Offer occurring prior to a Company Change of Recommendation pursuant to this Section 4.5(a)(iv) shall require the Company to provide to Parent a new Company Change of Recommendation Notice and a new Company Notice Period and to comply with the requirements of this Section 4.5(a)(iv) with respect to each such Company Change of Recommendation Notice, except that the references to the “fourth Business Day” shall be deemed to be the “later of (1) the second Business Day, and (2) the period remaining under the original four (4) Business Day Company Notice Period immediately prior to the delivery of such notice pursuant to this sentence,” during which the Board of Directors of the Company shall not make a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.1(j) prior to the end of any such period as so extended. Any Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(v)          Nothing in this Section 4.5(a) shall prohibit the Company from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Company Acquisition Proposal, respectively, or from the Board of Directors of the Company making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws; provided that in any event the Board of Directors of the Company shall not make or resolve to make a Company Change of Recommendation except in accordance with Section 4.5(a)(iv) or otherwise take, agree or resolve to take any action prohibited or governed by this Section 4.5(a) except in accordance with this Section 4.5(a).

(vi)        Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company may effect a Company Change of Recommendation in response to a Company Intervening Event at any time prior to obtaining the Company Stockholder Approval in the event that the Board of Directors of the Company determines (after consultation with its outside legal counsel) that a Company Change of Recommendation in response to such Company Intervening Event is required in order to comply with its fiduciary duties under applicable Laws; provided that, prior to effecting a Company Change of Recommendation pursuant to this Section 4.5(a)(vi), the Board of Directors of the Company shall have given Parent at least four (4) business days’ notice of its intention to effect a Company Change of Recommendation pursuant to this Section 4.5(a)(vi) (which notice shall include the reason (in reasonable detail) for such Company Change of Recommendation) and, if requested by Parent, the Company shall have met and negotiated in good faith with Parent regarding modifications to the terms and conditions of this Agreement so that the Board of Directors of the Company no longer determines that a Company Change of Recommendation in response to such Company Intervening Event is required in order to comply with its fiduciary duties under applicable Laws.

(b)           No Solicitation by Parent.

(i)          Except as expressly permitted by this Section 4.5(b), during the Pre-Closing Period, none of Parent, its Subsidiaries or any Representatives of Parent or any of its Subsidiaries shall directly or indirectly (A) whether publicly or otherwise, initiate, solicit, seek, induce, cause or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal (as defined below), (B) enter into, continue, maintain, conduct or otherwise engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or afford any Person other than the Company access to Parent’s or any of its Subsidiaries’ properties or assets, books and records, Contracts, personnel or otherwise furnish any nonpublic information relating to Parent or any of its Subsidiaries to any Person in connection with or for the purpose of encouraging, inducing or facilitating any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal (other than, solely in response to an unsolicited inquiry, solely to refer the inquiring person to this Section 4.5(b) and to limit its conversation or other communication exclusively to such referral), (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar type of Contract contemplating or otherwise providing for or relating to a Parent Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Parent Acquisition Proposal, or enter into any Contract or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (D) take any action to make the provisions of any takeover statute or any similar provision contained in the organizational documents of Parent inapplicable to any transactions contemplated by a Parent Acquisition Proposal, (E) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of Parent, or (F) publicly or otherwise, resolve, propose or agree to do any of the foregoing described in clauses (A) through (F); provided, however, that prior to the earlier of the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting or the termination of this Agreement in accordance with Article 7, Parent may take the following actions in response to an unsolicited bona fide written Parent Acquisition Proposal received after the date hereof that the Board of Directors of Parent has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Parent Superior Offer: (1) furnish nonpublic information regarding Parent to the third party making the Parent Acquisition Proposal (a “Parent Qualified Bidder”), (2) engage in discussions or negotiations with the Parent Qualified Bidder and its Representatives with respect to such Parent Acquisition Proposal, and (3) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of Parent with any Parent Qualified Bidder solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of Parent, a Parent Acquisition Proposal; provided that in any such case (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person and its Representatives than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 4.5(b) (a “Parent Acceptable Confidentiality Agreement”) (a copy of such Parent Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 4.5(b), and (z) the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Laws. From and after the date of this Agreement, Parent shall use its reasonable best efforts to enforce, and cause its Subsidiaries and Representatives to enforce, any confidentiality provisions or provisions of similar effect to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary. Any violation of the restrictions contained in this Section 4.5(b) by any Representatives of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 4.5(b) by Parent.

(ii)          For purposes of this Agreement,

(A) “Parent Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (the term “group” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder), in a single transaction or series of related transactions, relating to (i) a merger, tender offer, recapitalization, reorganization, business combination, liquidation, dissolution, share exchange, arrangement or consolidation, or any similar transaction involving Parent or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole (including the acquisition of securities in any Subsidiary of Parent), including pursuant to a license or joint venture, or to which fifteen percent (15%) or more of Parent’s and its Subsidiaries’ consolidated revenues or earnings are attributable, (iii) an issuance by Parent of securities representing fifteen percent (15%) or more of the voting power of Parent, or (iv) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Parent (including securities of Parent currently beneficially owned by such Person); provided, however, that the term “Parent Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B) “Parent Superior Offer” shall mean an unsolicited bona fide Parent Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Parent Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party after the date hereof that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Parent Acquisition Proposal, (1) is more favorable from a financial point of view to the Parent Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Parent Superior Offer pursuant to and in accordance with Section 4.5(b)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by Parent on terms no less favorable to Parent than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)          Except as otherwise expressly provided in Section 4.5(b)(iv), neither the Board of Directors of Parent nor any committee of the Board of Directors of Parent shall (A) fail to make, withhold, withdraw, qualify, amend, change or resolve or publicly propose or announce its intention to withhold, withdraw, qualify, amend or change in a manner adverse to the Company, the Parent Recommendation, (B) fail to recommend against acceptance of a tender or exchange offer within ten (10) Business Days after commencement, (C) adopt, approve, endorse, recommend or declare advisable, or resolve or publicly propose to or announce its intention to adopt, approve, endorse, recommend or declare advisable, any Parent Acquisition Proposal, or (D) make any public statement inconsistent with the Parent Recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iv)          Notwithstanding the foregoing, provided that Parent shall not have breached its obligations under this Section 4.5(b), the Board of Directors of Parent may effect a Parent Change of Recommendation in the case of a Parent Superior Offer, or may terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Offer pursuant to Section 7.1(k), if prior to taking any such action:

(A) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, that a Parent Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon the receipt of a Parent Acquisition Proposal after the date hereof that has not been withdrawn that the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Parent Superior Offer, but only at a time that is prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting and is after 11:59 pm, New York City time, on the fourth Business Day following the Company’s receipt of written notice (a “Parent Change of Recommendation Notice”) advising the Company that the Board of Directors of Parent desires to effect a Parent Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to such Parent Superior Offer pursuant to Section 7.1(k) (and the manner and timing in which it intends to do so, and specifying the identity of the Person making the Parent Acquisition Proposal), unredacted written copies of all proposed transaction agreements relating to such Parent Acquisition Proposal and any other materials provided by such Person in connection with such Parent Acquisition Proposal (such four (4) Business Day period, the “Parent Notice Period”);

(B) Parent provides the Company with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates (and causes its Representatives to negotiate) in good faith with the Company and its Representatives with respect thereto during the Parent Notice Period, in each case as would enable the Board of Directors of Parent or committee thereof to conclude that the Parent Acquisition Proposal that was determined to be a Parent Superior Offer is no longer a Parent Superior Offer; and

(C) following the end of the Parent Notice Period, the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel and financial advisors, that after considering the terms of any revised terms proposed by the by the Company, the failure to effect a Parent Change of Recommendation or terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Offer pursuant to Section 7.1(k) is still required in order to comply with its fiduciary duties under applicable Laws.

Any changes to the financial terms or other material terms of such Parent Superior Offer occurring prior to a Parent Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require Parent to provide to the Company a new Parent Change of Recommendation Notice and a new Parent Notice Period and to comply with the requirements of this Section 4.5(b)(iv) with respect to each such Parent Change of Recommendation Notice, except that the references to the “fourth Business Day” shall be deemed to be the “later of (1) the second Business Day, and (2) the period remaining under the original four (4) Business Day Parent Notice Period immediately prior to the delivery of such notice pursuant to this sentence,” during which the Board of Directors of Parent shall not make a Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(k) prior to the end of any such period as so extended. Any Parent Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Parent, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(v)          Nothing in this Section 4.5(b) shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, respectively, or from the Board of Directors of Parent making any disclosure to the Parent Stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws; provided that in any event the Board of Directors of Parent shall not make or resolve to make a Parent Change of Recommendation except in accordance with Section 4.5(b)(iv) or otherwise take, agree or resolve to take any action prohibited or governed by this Section 4.5(b) except in accordance with this Section 4.5(b).

(vi)         Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Parent may effect a Parent Change of Recommendation in response to a Parent Intervening Event at any time prior to obtaining the Parent Stockholder Approval in the event that the Board of Directors of Parent determines (after consultation with its outside legal counsel) that a Parent Change of Recommendation in response to such Parent Intervening Event is required in order to comply with its fiduciary duties under applicable Laws; provided that, prior to effecting a Parent Change of Recommendation pursuant to this Section 4.5(b)(vi), the Board of Directors of Parent shall have given the Company at least four (4) business days’ notice of its intention to effect a Parent Change of Recommendation pursuant to this Section 4.5(b)(vi) (which notice shall include the reason (in reasonable detail) for such Parent Change of Recommendation) and, if requested by the Company, Parent shall have met and negotiated in good faith with the Company regarding modifications to the terms and conditions of this Agreement so that the Board of Directors of Parent no longer determines that a Parent Change of Recommendation in response to such Parent Intervening Event is required in order to comply with its fiduciary duties under applicable Laws.

(c)           Both the Company and Parent shall notify the other no later than twenty-four (24) hours after receipt of any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiries, discussions, negotiations, proposals, expressions of interest or requests for information that may reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, and any such notice shall be made orally or in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry, contact or request, including price, and the identity of the offeror, and shall be accompanied by a copy of such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, inquiry, proposal, expression of interest or request (if written). If the Company is in receipt of a Company Acquisition Proposal, the Company shall notify Parent, in writing, of any decision of the Board of Directors of the Company or any committee thereof as to whether to consider any Company Acquisition Proposal or to enter into discussions or negotiations concerning any Company Acquisition Proposal or to provide nonpublic information with respect to such Company Acquisition Proposal to any Person, and if Parent is in receipt of a Parent Acquisition Proposal, Parent shall notify the Company, in writing, of any decision of the Board of Directors of Parent or any committee thereof as to whether to consider any Parent Acquisition Proposal or to enter into discussions or negotiations concerning any Parent Acquisition Proposal or to provide nonpublic information with respect to such Parent Acquisition Proposal to any Person, which notice in any such case shall be given no later than twenty-four (24) hours after such determination is reached. Both the Company and Parent shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Parent Acquisition Proposal, respectively, including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Company Acquisition Proposal or Parent Acquisition Proposal, as applicable.

(d)           The Company and Parent shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal. The Company and Parent shall each immediately revoke or withdraw access of any Person (other than Parent, the Company and their respective Representatives) to any data room (virtual or actual) containing any nonpublic information with respect to the Company or Parent, as applicable, and request from each third party (other than Parent, the Company and their Representatives) the prompt return or destruction of all nonpublic information with respect to the Company or Parent, as applicable, previously provided or made accessible to such Person.

Article 5
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1          Filings; Other Actions.

(a)          Parent and the Company shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus; provided, however, that prior to the filing of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, Parent shall consult with the Company with respect to such filings and shall afford the Company reasonable opportunity to review and comment thereon (including the proposed final versions thereof), which Parent shall consider in good faith. The Parties shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders and the Company’s stockholders, all as promptly as reasonably practicable after the date on which the Form S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”).

(b)          The Company shall promptly provide Parent with any information for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement that may be required under applicable Law or that is reasonably requested by Parent. Without limiting the generality of the foregoing, if the Joint Proxy Statement/Prospectus is to be mailed after February 14, 2019, the Company shall provide Parent with a copy of the Company’s consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, cash flows and stockholders equity for the fiscal year then ended, together with the notes thereto (collectively, the “Additional Company Financial Statements”). The Additional Company Financial Statements shall (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) be prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, and (iii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(c)          Parent shall notify the Company of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus, the Form S-4 Registration Statement or for additional information, and will promptly supply to the Company copies of all correspondence between Parent, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S-4 Registration Statement or the Merger. Parent and the Company shall use reasonable best efforts to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus, the Form S-4 Registration Statement and any other required filings as promptly as practicable after receipt thereof. Parent and the Company agree to correct any information provided by it for use in the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement, which shall have become false or misleading in any material respect. The Company will promptly notify Parent if at any time prior to the Parent Stockholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement. In such case, the Parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Parent’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each Party shall consult with each other Party with respect to such amendment or supplement and shall afford each such Party reasonable opportunity to review and comment thereon (including the proposed final versions thereof), which Parent shall consider in good faith.

Section 5.2          Stockholder Approval.

(a)          Company Stockholder Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Company Charter and Company Bylaws to call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) to consider and vote on proposals to adopt and approve this Agreement and the Merger (the “Company Stockholder Proposals”). The Company shall mail the Joint Proxy Statement/Prospectus as soon as reasonably practicable after the S-4 Effective Date and shall hold the Company Stockholder Meeting no later than forty-five (45) days after mailing the Joint Proxy Statement/Prospectus, unless a later date is mutually agreed to by the Company and Parent. The Company shall take all actions as are reasonably necessary or appropriate to solicit from the Company Stockholders proxies in favor of the Company Stockholder Proposals. If on the scheduled date of the Company Stockholder Meeting, the Company has not obtained the Company Stockholder Approval, the Company shall have the right to adjourn or postpone the Company Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Company Stockholder Meeting was scheduled for the approval of the Company Stockholder Proposals. Subject to the provisions of Section 4.5(a), the Board of Directors of the Company recommends that the Company Stockholders approve the Company Stockholder Proposals (the “Company Recommendation”) and the Company shall include the Company Recommendation in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement has been terminated in accordance with Section 7.1, its obligations under this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by any Company Change of Recommendation.

(b)          Parent Stockholder Meeting. Parent shall take all action necessary in accordance with applicable Laws and the Parent Charter and Parent Bylaws to call, give notice of, convene and hold a meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) to consider and vote on proposals to approve (i) the issuance of the shares of Parent Common Stock in connection with the Merger, (ii) the Spinoff, (iii) the New Equity Incentive Plan, and (iv) amendments to the Parent Charter to effect the Reverse Stock Split (if applicable) immediately prior to the Effective Time and to change the name of Parent to “Emmaus Life Sciences, Inc.” at the Effective Time (collectively, the “Parent Stockholder Proposals”). Parent shall mail the Joint Proxy Statement/Prospectus as soon as reasonably practicable after the S-4 Effective Date and shall hold the Parent Stockholder Meeting no later than forty-five (45) days after mailing the Joint Proxy Statement/Prospectus, unless a later date is mutually agreed to by the Company and Parent. Parent shall take all actions as are reasonably necessary or appropriate to solicit from the Parent Stockholders proxies in favor of the Parent Stockholder Proposals. If on the scheduled date of the Parent Stockholder Meeting, Parent has not obtained the Parent Stockholder Approval, Parent shall have the right to adjourn or postpone the Parent Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Parent Stockholder Meeting was scheduled for the approval of the Parent Stockholder Proposals. Subject to the provisions of Section 4.5(b), the Board of Directors of Parent recommends that the Parent Stockholders approve the Parent Stockholder Proposals (the “Parent Recommendation”) and Parent shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, Parent agrees that unless this Agreement has been terminated in accordance with Section 7.1, its obligations under this Section 5.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or by any Parent Change of Recommendation.

Section 5.3          Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

Section 5.4          Schedules.

(a)          The Company shall prepare and deliver to Parent three (3) Business Days prior to the Closing, a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith estimate of Net Cash to be held by the Company as of the Closing, together with the work papers and back-up materials used in preparing such Company Net Cash Schedule.

(b)          Parent shall prepare and deliver to the Company three (3) Business Days prior to the Closing, a schedule (the “Parent Net Liabilities and Stockholders’ Equity Schedule”) setting forth, in reasonable detail, Parent’s good faith estimate of the Net Liabilities and stockholders’ equity of Parent, as of the Closing, together with the work papers and back-up materials used in preparing such Parent Net Liabilities and Stockholders’ Equity Schedule. For purposes of this Agreement, the term “Net Liabilities” means all Liabilities of Parent less the sum of all cash and equivalents and deposits of Parent. Stockholders’ equity (deficit) shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with the Parent Financial Statements.

Section 5.5          Spinoff; Asset Sale; Reorganization; Stock Issuance.

(a)          Parent shall take the actions set forth in a Separation and Spinoff Agreement being executed concurrently with the entry into this Agreement (the “Spinoff Agreement”) which provides that prior to the Closing, (i) up to all of the assets (including the capital stock of each of its Subsidiaries and Parent Contracts (other than as may be disposed of in any Permitted Asset Sale)), but excluding the Retained Liabilities, may be transferred from Parent to the Parent California Subsidiary (the “Spinoff Assets”) and (ii) the Parent California Subsidiary shall be owned by the pre-Closing stockholders of Parent (collectively, the “Spinoff”). Following the execution of this Agreement, Parent shall file with the SEC all documents necessary to consummate the Spinoff in accordance with the terms herein. Parent and the Company shall agree in good faith as to which assets of Parent shall be retained by Parent in order to cause the Parent California Subsidiary to be solvent prior to and immediately after the Spinoff (the “Retained Assets”).

(b)          Notwithstanding any provision of this Agreement to the contrary, at any time prior to the Closing Date, Parent may sell, lease or dispose of any of its assets or properties in exchange for cash or other consideration, which cash or other consideration may be included in the assets to be included in the Spinoff (each, a “Permitted Asset Sale”), provided that (i) no Permitted Asset Sale shall impose on Parent or any Subsidiary of Parent (other than the Parent California Subsidiary) any ongoing monetary obligations to any third party in excess of $250,000 in the aggregate (“Permitted Asset Sale Liabilities”), (ii) no Permitted Asset Sale shall impose any non-compete, non-solicitation, exclusivity, rights of first refusal or other similar restraint or covenant on Parent or any of its Subsidiaries (other than the Parent California Subsidiary) or any other impairment on the ability of Parent or any of its Subsidiaries (other than the Parent California Subsidiary) to conduct its or their business following the Closing; and (iii) no Permitted Asset Sale shall cause the failure of a condition to the Closing or otherwise impair or delay the consummation of the transactions contemplated by this Agreement.

(c)          Notwithstanding any provision of this Agreement to the contrary, at any time prior to the Closing Date, Parent may undertake one or more transactions, including one or more tender offers, exchange offers, or similar transactions, which results in the issuance, modification, conversion, exchange, acceleration, extension, or termination of Parent Warrants, Parent Stock Options or Parent Restricted Stock Awards (each, a “Permitted Parent Reorganization”).

(d)          Notwithstanding any provision of this Agreement to the contrary, at any time prior to the Closing Date, the Company may undertake one or more transactions, including one or more tender offers, exchange offers, or similar transactions, which results in the modification, conversion, exchange, or termination of any Company Warrants, Company Stock Options, Company Convertible Notes, Company Debentures or other Company indebtedness (each, a “Permitted Company Reorganization”).

(e)          Notwithstanding any provision of this Agreement to the contrary, at any time prior to the Closing Date, Parent may issue and sell, in or more public offerings or private placements, up to 5,000,000 shares of Parent Common Stock, on terms and conditions acceptable to Parent including pursuant to the common stock purchase agreement executed with Aspire Capital Fund, LLC on May 15, 2018 (each, a “Permitted Parent Issuance”); provided that if the proceeds received by Parent from the sales of 5,000,000 shares of Parent Common Stock, in the aggregate, are less than $5,000,000 in the aggregate, Parent may issue and sell up to 3,200,000 additional shares of Parent Common Stock for aggregate proceeds to Parent of up to $2,000,000, and such additional shares of Parent Common Stock will be part of the Permitted Parent Issuance. Any and all proceeds from any Permitted Parent Issuance may be contributed to the Parent California Subsidiary in connection with the Spinoff.

(f)           Notwithstanding any provision of this Agreement to the contrary, at any time prior to the Closing Date, the Company may issue and sell, in one or more private offerings, up to 5,000,000 shares of Company Common Stock, on terms and conditions acceptable to the Company (each a “Permitted Company Issuance”).

Section 5.6          Indemnification of Officers and Directors.

(a)          From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Parent or the Company provided for in the respective organizational documents of Parent and the Company in effect as of the date hereof, and shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Charter and Company Bylaws and during such six (6) year period following the Effective Time, Parent shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, Parent and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any existing indemnification agreements between the Company and such individuals, or (ii) required by the Company Charter or the Company Bylaws, in each case as in effect immediately prior to the Effective Time.

(b)          The Company shall purchase a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing. Parent shall purchase a six-year “tail” policy under Parent’s existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing.

(c)          The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.6 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(d)          If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

Section 5.7          Additional Agreements.

(a)          Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions, and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)          Except as otherwise specifically provided in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property, (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations, or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

Section 5.8          Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, which approval shall not unreasonably be withheld, or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws, in which case such Party shall use reasonable best efforts before such press release or disclosure is issued or made, to advise the other Party of, and consult with the other Party regarding, the text of such press release or other disclosure and allow such other Party a reasonable opportunity to comment on such release or other disclosure in advance of such issuance and consider all such comments in good faith; provided, that the foregoing clause (b) shall not apply to the press release and a Current Report on Form 8-K to be filed by each of Parent and the Company in connection with the initial announcement of the Merger Agreement and the Contemplated Transactions; provided, further, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with the filings contemplated in Section 5.1(a) or press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.8.

Section 5.9          Stock Exchange Listing.

(a)          Parent shall use its commercially reasonable efforts to maintain its existing listing on NASDAQ. Parent shall use its commercially reasonable efforts to: (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock to be issued or issuable in the Merger and to cause such shares to be approved for listing (subject to notice of issuance) and (ii) to file within ten (10) days after the date hereof an initial listing application under Rule 5110 of the NASDAQ Marketplace Rules for the Parent Common Stock on NASDAQ (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved for listing (subject to official notice of issuance).

(b)          The Company will cooperate with Parent as requested by Parent with respect to the NASDAQ Listing Application and promptly furnish to Parent all information concerning the Company and its Affiliates that may be reasonably required or requested in connection with any action contemplated by this Section 5.9. The Company will use its commercially reasonable efforts to take all actions (i) to effect one or more Permitted Company Reorganizations, (ii) cause the Company Convertible Notes to become Converted Notes as of the Closing as contemplated herein, (iii) repay or convert to Company Common Stock the Company’s other Indebtedness and (iv) take any other action within the Company’s control or authority, in each case to the extent reasonably required to meet the NASDAQ stockholder equity requirements.

Section 5.10       Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 5.11        Tax Matters.

(a)          For U.S. federal and state income Tax purposes, the parties hereto intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent, Merger Sub, and the Company (i) shall use their respective reasonable best efforts to cause the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, to qualify as a “reorganization” under Section 368(a) of the Code, and (ii) agree not to, and not to take any actions or positions or cause or permit any action or position to be taken or fail to take or cause to be failed to be taken any actions or positions, which action, position or failure would or could reasonably be expected to prevent or impede the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, from qualifying as a “reorganization” under Section 368(a) of the Code. For the avoidance of any doubt, this Section 5.11 shall not prohibit the Spinoff.

(b)          This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a). Parent, Merger Sub, and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger, together with the issuance of shares of Parent Common Stock to the Company Stockholders, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)          For U.S. federal and state income Tax purposes, the parties hereto acknowledge and agree that the Merger will constitute a “reverse acquisition” as described in Treasury Regulations Section 1.1502-75(d)(3), and to refrain from taking any position inconsistent with the foregoing for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, subject to Section 8.12 of the Spinoff Agreement, the net operating losses of the Parent California Subsidiary shall follow such Subsidiary after the Spinoff to the extent permitted under applicable Law. None of Parent or the Company shall make any election with respect to the net operating losses of the Parent California Subsidiary without the prior written approval of the Parent California Subsidiary, which approval shall be provided by the Parent California Subsidiary in its sole and absolute discretion.

Section 5.12       Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 5.13        Directors and Officers of Parent.

(a)          At and immediately after the Effective Time, the directors of Parent shall be those Persons specified or designated as provided in Schedule 5.13(a), who shall include up to six Persons designated by the Company and one Person designated by Parent and who shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Parent shall take all actions necessary to cause such Company designees to be elected or appointed to the Board of Directors of Parent. If any Person listed or designated in Schedule 5.13(a) is unable or unwilling to serve as a director of Parent as set forth therein, the Party designating such Person (as set forth in Schedule 5.13(a)) shall designate a successor.

(b)          At and immediately after the Effective Time, the officers of Parent shall be those Persons specified or designated as provided in Schedule 5.13(b). If any Person listed or designated in Schedule 5.13(b) is unable or unwilling to serve as an officer of Parent as set forth therein, the Company shall designate a successor.

Section 5.14        Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 5.15        Allocation Certificate and Capitalization Certificate.

(a)           The Company shall prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (i) each record holder of Company Capital Stock, Company Stock Options, Company Warrants and Company Convertible Notes, (ii) such holder’s name and address, (iii) the number and type of Company Capital Stock held by such holder, (iv) the number of shares of Company Common Stock underlying the Company Stock Options, Company Warrants or Company Convertible Notes as of the Closing Date for each such holder, (v) the number and type of Company Capital Stock issuable or exchangeable for any other indebtedness of the Company, and (vi) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock, or to be issued pursuant to this Agreement upon exercise or conversion of any Company Stock Options, Company Warrants or Company Convertible Notes or in exchange for any other Company indebtedness held by such holder as of immediately prior to the Effective Time (the “Company Allocation Certificate”). Except in connection with the Contemplated Transactions, the Company (and Parent after the Effective Time for a period of six (6) months after the Effective Time) shall not amend the terms of any Company Stock Options, Company Warrants, Company Convertible Notes or such other Company Indebtedness after the delivery of the Company Allocation Certificate, whether before or after the Effective Time, to increase the number of shares of Parent Common Stock issuable upon conversion thereof or to substitute any other share of Capital Stock of Parent to be issued upon exercise of any such Company Stock Options, Company Warrants, Company Convertible Notes or such other Company indebtedness after the Effective Time. The Spinoff Agreement shall provide that if Parent (or the Surviving Corporation or any other Subsidiary of Parent after the Effective Time) converts any Company Indebtedness (other than Company Convertible Notes that are included in the calculation of the Exchange Ratio) into equity during the six (6) month period after closing, Parent will issue shares of the same class of stock issued in connection with such conversion to the Parent California Subsidiary. The number of shares to be issued to the Parent California Subsidiary will cause the Parent California Subsidiary to own 5.9% of the total number of shares issued in such debt conversion (including the shares issued to the Parent California Subsidiary) in excess of the number of shares included in the calculation of the Exchange Ratio.

(b)          Parent shall prepare and deliver to the Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company setting forth (as of immediately prior to the Effective Time) (i) each record holder of Parent Capital Stock, Parent Stock Options, Parent Warrants, and other instrument exercisable or exchangeable for or convertible into Parent Capital Stock, (ii) such holder’s name and address and (iii) the number and type of Parent Capital Stock held and/or underlying the Parent Stock Options, Parent Warrants or such instrument as of the Closing Date for each such holder (the “Parent Capitalization Certificate”).

Section 5.16        Reverse Split. If deemed necessary or advisable by the Parties, Parent shall submit to the Parent Stockholders at the Parent Stockholder Meeting a proposal to approve and adopt an amendment to the Parent Charter to authorize the Board of Directors of Parent to effect a reverse stock split prior to the Effective Time of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and the Board of Directors of Parent (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split prior to the Effective Time.

Section 5.17        Termination of Certain Agreements and Rights. Parent shall cause the Contracts set forth on Section 5.17 Parent Disclosure Schedule to be either (a) transferred to the Parent California Subsidiary or (b) terminated immediately prior to the Effective Time, without any material liability being imposed on the part of Parent or the Surviving Corporation.

Article 6
CONDITIONS PRECEDENT

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

(b)          Stockholder Approval. This Company Stockholder Proposal shall have been duly approved by the Company Stockholder Approval, and the Parent Stockholder Proposals shall have been duly approved by the Parent Stockholder Approval.

(c)          S-4 Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

(d)          NASDAQ. The NASDAQ Listing Application shall have been approved and the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ as of the Effective Time, in each case subject to official notice of issuance (the “NASDAQ Condition”).

(e)          Dissenting Shares. The Dissenting Shares shall not exceed 20% of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting.

(f)           Spinoff. The Spinoff shall have occurred or shall be expected to occur simultaneously with or after the Merger and Parent shall have reasonably determined in good faith that the Spinoff will not result in any material Tax Liability (which is to be a Liability of the Parent California Subsidiary after the Spinoff pursuant to the terms of the Spinoff Agreement).

Section 6.2          Additional Conditions Precedent to Obligation of Parent. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement (other than in any de minimis respect) and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of the Company contained in Article 2 of this Agreement (other than the Company Fundamental Representations) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)          Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)          Cash, Converted Notes and Other Company Indebtedness. (i) The Company will have sufficient cash on hand and working capital to operate its business for at least 12 months after the Closing and (ii) at least 90% of the Company Convertible Notes shall have become Converted Notes. In addition, the Company shall have used its commercially reasonable efforts to repay or convert to Company Common Stock the Company’s other Indebtedness.

(e)          FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Parent (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing and (ii) a certificate that the shares of common stock of the Company are not a “United States real property holding interests” (as defined in Section 897(c)(2) of the Code) prepared in accordance with the Treasury Regulations issued pursuant to Sections 897 and 1445 of the Code and reasonably satisfactory to Parent.

(f)           Officers’ Certificate. Parent shall have received a certificate executed by the chief executive officer and chief financial officer of the Company certifying (i) that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied, (ii) that the contents of the Company Net Cash Schedule, delivered three (3) Business Days prior to Closing, as well as the work papers and back-up materials provided therewith, are true and correct in all respects and that the Company Net Cash Condition has been satisfied, and (iii) that the Company Allocation Certificate, delivered five (5) Business Days prior to the Closing, is true and correct in all material respects as of the Closing.

Section 6.3          Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement (other than in any de minimis respect) and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of Parent contained in Article 3 of this Agreement (other than the Parent Fundamental Representations) shall be true and correct on and as of the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)          Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)          No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d)          Unpaid Transaction Expenses. The unpaid expenses of Parent incurred in connection with the entry into this Agreement, the Merger, the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and the Parent Stockholder Meeting shall not exceed $500,000 and all of the expenses and fees incurred by Parent in connection with any fairness opinion of its financial advisor, the Spinoff and any Permitted Parent Reorganization shall have been paid, settled or extinguished and Parent shall have provided evidence reasonably satisfactory to the Company of the payment, settlement or extinguishment of such expenses and fees. The Net Liabilities of Parent, including the Retained Liabilities, Permitted Asset Sale Liabilities and the unpaid expenses of Parent referred to above shall not exceed $750,000. The consolidated stockholders’ equity of Parent shall not be less than zero.

(e)          Officers’ Certificate. The Company shall have received (i) a certificate executed by the chief executive officer and chief financial officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied, (ii) that the Parent Capitalization Certificate, delivered five (5) Business Days prior to the Closing, is true and correct in all material respects as of the Closing, and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent (other than any director of Parent who is to continue as a director pursuant to Section 5.13 hereof).

(f)           Transfer or Termination of Certain Agreements. The Contracts set forth in Section 5.17 Parent Disclosure Schedule shall have been either transferred to the Parent California Subsidiary or terminated, without any material liability being imposed on the part of Parent or the Surviving Corporation.

(g)          Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Parent shall have failed to provide, with respect to any Parent SEC Reports filed with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and the Sarbanes-Oxley Act.

(h)          Parent Preferred Stock. There shall be outstanding no shares of Parent Preferred Stock or securities or other rights to acquire any Parent Preferred Stock as of immediately prior to the Effective Time.

Article 7
TERMINATION

Section 7.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after Company Stockholder Approval and whether before or after Parent Stockholder Approval, unless otherwise specified below):

(a)          by mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company;

(b)          by either Parent or the Company if the Merger shall not have been consummated by May 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided, further, however, that, in the event that a request for additional information has been made by any Governmental Authority, or in the event that the S-4 Effective Date shall not have occurred by the date which is sixty (60) days prior to the Outside Date, then either the Company or Parent shall be entitled to extend the Outside Date for an additional sixty (60) days by written notice to the other;

(c)          by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the issuance of any such order, decree, ruling or other action shall have been caused principally by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such party of this Agreement;

(d)          by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a vote on the Parent Stockholder Proposals and such Parent Stockholder Proposals shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e)          by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a vote on the Company Stockholder Proposals and such Company Stockholder Proposals shall not have been approved at the Company Stockholder Meeting (or at any adjournment or postponement thereof) by the Company Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(f)           by the Company (at any time prior to the Parent Stockholder Approval) if (i) a Parent Change of Recommendation shall have occurred, (ii) Parent fails to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, or (iii) the Board of Directors of Parent fails to publicly recommend against any Parent Acquisition Proposal within ten (10) Business Days of the request of the Company to do so or fails to reaffirm (publicly, if so requested) the Parent Recommendation within ten (10) Business Days of the Company’s request to do so;

(g)          by Parent (at any time prior to the Company Stockholder Approval) if (i) a Company Change of Recommendation shall have occurred, (ii) the Company fails to include the Company Recommendation in the Joint Proxy Statement/Prospectus, or (iii) the Board of Directors of the Company fails to publicly recommend against any Company Acquisition Proposal within ten (10) Business Days of the request of Parent to do so or fails to reaffirm (publicly, if so requested) the Company Recommendation within ten (10) Business Days of Parent’s request to do so

(h)          by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy, and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured;

(i)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy, and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if Parent is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured;

(j)           by the Company (at any time prior to the Company Stockholder Approval) if each of the following occur: (A) the Company shall have received a Company Superior Offer, (B) the Company shall have complied with its obligations under Section 4.5(a) in order to accept such Company Superior Offer, (C) the Board of Directors of Company approves, and the Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Company Superior Offer, and (D) prior to or concurrently with such termination, the Company pays to the Company the amount contemplated by Section 7.3(d); or

(k)          by Parent (at any time prior to the Parent Stockholder Approval) if each of the following occur: (A) Parent shall have received a Parent Superior Offer, (B) Parent shall have complied with its obligations under Section 4.5(b) in order to accept such Parent Superior Offer, (C) the Board of Directors of Parent approves, and Parent concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Parent Superior Offer, and (D) prior to or concurrently with such termination, Parent pays to the Company the amount contemplated by Section 7.3(d).

Section 7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 5.8, Section 7.3 and Article 8 and the definitions of the defined terms contained in such Sections and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability or damages resulting from or arising out of any fraud or willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 7.3          Expenses; Termination Fees.

(a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or the Contemplated Transactions are consummated; provided, however, that Parent shall bear all Transfer Taxes in connection with the transactions contemplated by this Agreement.

(b)          If this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f) or Section 7.1(h), Parent shall pay to the Company (by wire transfer of immediately available funds to an account designated in writing by the Company) within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $600,000 in the aggregate.

(c)          If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g) or Section 7.1(i), the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated in writing by Parent) within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by Parent in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $600,000 in the aggregate.

(d)          If this Agreement is terminated by the Company pursuant to Section 7.1(j), then, substantially concurrently with and as a condition to the effectiveness of such termination, the Company shall pay or cause to be paid to Parent (i) a termination fee of $750,000 and (ii) an amount equal to the total documented expenses incurred by Parent in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $600,000 in the aggregate (collectively, the “Company Termination Fee”).

(e)          If this Agreement is terminated by Parent pursuant to Section 7.1(k), then, substantially concurrently with and as a condition to the effectiveness of such termination, Parent shall pay or cause to be paid to the Company (i) a termination fee of $750,000 and (ii) an amount equal to the total documented expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $600,000 in the aggregate (collectively, the “Parent Termination Fee”).

(f)           If (i) this Agreement is terminated: (x) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(e), or (y) by Parent pursuant to Section 7.1(g), or Section 7.1(i), (ii) a Company Acquisition Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Company Stockholder Meeting (and not publicly withdrawn prior to the date of the Company Stockholder Meeting) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Company Acquisition Proposal which is consummated (whether or not within the twelve (12)-month period), then within one (1) business day after the date any such Company Acquisition Proposal is consummated, the Company will pay or cause to be paid to Parent the Company Termination Fee (minus any amount paid by the Company pursuant to Section 7.3(c)); provided, however, that for purposes of this Section 7.3(f), the references to “fifteen (15%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(g)          If (i) this Agreement is terminated: (x) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), or (y) by the Company pursuant to Section 7.1(f) or Section 7.1(h), (ii) a Parent Acquisition Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Parent Stockholder Meeting (and not publicly withdrawn prior to the date of the Parent Stockholder Meeting) and (iii) within twelve (12) months after the date of such termination Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal which is consummated (whether or not within the twelve (12)-month period), then within one (1) business day after the date any such Parent Acquisition Proposal is consummated, Parent will pay or cause to be paid to the Company the Parent Termination Fee (minus any amount paid by Parent pursuant to Section 7.3(b)); provided, however, that for purposes of this Section 7.3(g), the references to “fifteen (15%)” in the definition of Parent Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(h)          If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) solely as a result of the failure to satisfy the NASDAQ Condition, then within two (2) Business Days after termination of the Agreement, the Company will pay or cause to be paid to Parent the Company Termination Fee plus an additional fee of $850,000.

(i)           The Parent Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. In no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion. The Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In no event will the Company be obligated to pay the Company Termination Fee on more than one occasion.

(j)           Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Parent Termination Fee and the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the applicable Party in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to pay when due any amount payable by such Party under this Section 7.3, then such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.3.

Article 8
MISCELLANEOUS PROVISIONS

Section 8.1          Non-Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 8 shall survive the Effective Time.

Section 8.2          Amendment. This Agreement may be amended with the approval of the respective Board of Directors of each of the Company and Parent at any time (whether before or after the Company Stockholder Approval or before or after the Parent Stockholder Approval); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

Section 8.3           Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.4          Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 8.5          Counterparts; Exchanges Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.6          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 8.6, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.9 of this Agreement.

Section 8.7          Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.8          Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto, and (b) the directors and officers of the Company referred to in Section 5.6(a) to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.9          Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Attention:   Patrick Herguth

Email:           pherguth@myndanalytics.com

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Email:    jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq.

   Ilan Katz, Esq.

if to the Company:

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard

Suite 800, Torrance, CA 90503

Attention:   Chief Executive Officer

Email:         yniihara@emmauslifesciences.com

with a copy to:

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard

Suite 800, Torrance, CA 90503

Attention:   General Counsel

Email:         dshort@emmauslifesciences.com

Section 8.10        Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 8.11        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.12        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

Section 8.13   Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(b)          The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and the agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof.

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)          The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           Any reference to any Laws will be deemed also to refer to such Laws and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part.

(g)          A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(h)          Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

Section 8.14   Definitions. As used in this Agreement (except as specifically otherwise defined):

“Additional Company Financial Statements” has the meaning set forth in Section 5.1(b).

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anticorruption Laws” means the FCPA and all similar anti-bribery Laws applicable to the Company or the Parent and its Subsidiaries, as applicable.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the State of California.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.8(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(a).

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii).

“Company Allocation Certificate” has the meaning set forth in Section 5.15(a).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property the material breach or invalidity of which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a).

“Company Bylaws” means the bylaws of the Company, as amended and in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Change of Recommendation” has the meaning set forth in Section 4.5(a).

“Company Charter” means the Certificate of Incorporation of the Company, as amended and in effect on the date hereof.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” and “Company Contracts” means each and every Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Convertible Notes” means promissory notes of the Company which by their terms are convertible into shares of Company Common Stock.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Debentures” means the outstanding 10% Senior Secured Debentures Due April 21, 2020 of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5(c).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3 and Section 2.24.

“Company In-Licenses” has the meaning set forth in Section 2.9(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or used or held for use by the Company in the Company’s business. “Company Intellectual Property” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Intervening Event” means a material development or change in circumstances (other than a Company Acquisition Proposal) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement that was neither known to the Company or the Board of Directors of the Company nor reasonably foreseeable as of the date of this Agreement.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries that is related to or used in connection with the Company’s business, and the real property leased, subleased or licensed by the Company or any of its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Lock-up Agreements” has the meaning set forth in the Recitals.

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions, except that “Company Material Adverse Effect” shall not include any change, circumstance, condition, development, effect, event, occurrence, result or state of facts, directly or indirectly, arising out of or attributable to: (i) any rejection by a Governmental Authority of a marketing approval application, registration or other filing by the Company relating to the Company Intellectual Property; (ii) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company, (iii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect, (iv) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement, (v) any specific action taken at the written request of Parent or Merger Sub or required by this Agreement, (vi) any changes in applicable Laws or accounting rules, (vii) continued losses from operations or increases in liabilities or decreases in cash balances of the Company not materially inconsistent with kind and degree of losses from operations and increases in liabilities and decreases in cash balances which have occurred between December 31, 2017 and the date of this Agreement; (viii) any failure by the Company to meet any projections, forecasts or revenue or earnings projections, (ix) any natural or man-made disaster or acts of God or acts of war or terrorism, or (x) any reductions, either voluntary or involuntary, in the Company’s workforce.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Net Cash Schedule” has the meaning set forth in Section 5.4(a).

“Company Notice Period” has the meaning set forth in Section 4.5(a)(iv).

“Company Out-Licenses” has the meaning set forth in Section 2.9(a).

“Company Owned Real Property” means the real property in which the Company has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company SEC Reports” has the meaning set forth in Section 2.5(a).

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stock Option Plan” means the Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan.

“Company Stock Options” means options to purchase Company Common Stock issued under any of the Company Stock Option Plan.

“Company Stockholder Approval” has the meaning set forth in Section 2.23.

“Company Stockholder Proposal” has the meaning set forth in Section 5.5.

“Company Stockholders” means holders of capital stock of the Company.

“Company Superior Offer” has the meaning set forth in Section 4.5(a)(ii).

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Company Voting Agreements” has the meaning set forth in the Recitals.

“Company Warrants” means the outstanding warrants to purchase Company Common Stock.

“Confidentiality Agreement” means that certain confidential disclosure agreement, dated as of October 8, 2018, by and between the Company and Parent.

“Contemplated Transactions” means the transactions proposed under this Agreement and the Spinoff Agreement, including the Merger, the Reverse Stock Split, the adoption of the New Equity Incentive Plan, the Spinoff, any Permitted Asset Sale, Permitted Company Issuance, Permitted Company Reorganization or Permitted Parent Reorganization.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“Converted Notes” has the meaning set forth in Section 1.8(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA, and (B) all employment, consulting, salary, equity and equity-based compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Parent, as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 2.14(e)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means an exchange agent to be engaged by mutual agreement of the Company and Parent.

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means a number, which shall be mutually agreed upon by Parent and the Company based upon the Company Allocation Certificate and the Parent Capitalization Certificate, which will cause the holders of shares of Company Common Stock, Company Stock Options (including shares issued or issuable upon exercise of the Company Stock Options), Company Warrants (including shares issued or issuable upon exercise of the Company Warrants) and Company Convertible Notes (including shares issued or issuable upon exercise of the Company Convertible Notes), in the aggregate, in each case outstanding immediately prior to the Effective Time and giving effect to any and all Permitted Parent Reorganizations, Permitted Company Reorganizations, Permitted Company Issuances and Permitted Parent Issuances, to own beneficially 94.1% of the fully diluted equity of Parent immediately following the Effective Time.

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the Ordinary Course of Business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest (other than Permitted Encumbrances) on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, (f) all obligations in respect of outstanding letters of credit, (g) guarantees relating to any such Liabilities.

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”), (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”), (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”), (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service of the United States.

“Joint Proxy Statement/Prospectus” means a Joint Proxy Statement/Prospectus of Parent and the Company and prospectus of Parent to be sent to the stockholders of Parent and the stockholders of the Company (together with any amendments or supplements thereto) in connection with the Merger, the Company Stockholder Proposals and the Parent Stockholder Proposals.

“Knowledge of Parent” means the actual knowledge of the chief executive officer and chief financial officer of Parent, after reasonable inquiry by each such individual of each such individual’s direct reports and no other inquiry.

“Knowledge of the Company” means the actual knowledge of the chief executive officer and chief financial officer of the Company, after reasonable inquiry by each such individual of each such individual’s direct reports and no other inquiry.

“Labor Laws” means all Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” means the shares of Parent Common Stock issuable as provided in Section 1.5.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“NASDAQ Condition” has the meaning set forth in Section 6.1(d).

“NASDAQ Listing Application” has the meaning set forth in Section 5.9.

“Net Cash” means, as of any particular time, (a) the Company’s cash (excluding any restricted cash), cash equivalents and marketable securities, minus (b) the aggregate amount of the Liabilities of the Company.

“Net Liabilities” has the meaning set forth in Section 5.4(b).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted by Parent (or amendments to existing Parent Stock Option Plans), pursuant to which a number of shares of Parent Common Stock to be mutually agreed to by the Company and Parent are to be reserved for issuance after the Closing.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party, consistent with past practice.

“Parent” has the meaning set forth in the Preamble.

“Parent Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.5(b).

“Parent Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii).

“Parent Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Parent Leased Real Property that materially affect or may materially affect the tenancy at any Parent Leased Real Property.

“Parent Bylaws” means the bylaws of Parent, as amended and in effect on the date hereof.

“Parent California Subsidiary” means MYnd Analytics, Inc., a California corporation wholly-owned by Parent.

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock.

“Parent Capitalization Certificate” has the meaning set forth in Section 5.15(b).

“Parent Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Parent Change of Recommendation Notice” has the meaning set forth in Section 4.5(b)(iv).

“Parent Charter” means the Restated Certificate of Incorporation of Parent, as amended and in effect on the date hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Contingent Workers” has the meaning set forth in Section 3.15(b).

“Parent Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Parent is a party and which is not intended to be included in the Spinoff Assets.

“Parent Copyrights” has the meaning set forth in Section 3.9(a).

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employee Programs” has the meaning set forth in Section 3.14(a).

“Parent Financial Statements” has the meaning set forth in Section 3.5(c).

“Parent Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.24.

“Parent In-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries or used or held for use by Parent or any of its Subsidiaries other than Intellectual Property which is intended to be included in the Spinoff Assets. “Parent Intellectual Property” includes, without limitation, Parent Patents, Parent Marks, Parent Copyrights and Parent Trade Secrets.

“Parent Intervening Event” means a material development or change in circumstances (other than a Parent Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement that was neither known to Parent or the Board of Directors of Parent nor reasonably foreseeable as of the date of this Agreement.

“Parent Leased Real Property” means the real property leased, subleased or licensed by Parent, or any of its Subsidiaries, and the real property leased, subleased or licensed by Parent or any of its Subsidiaries, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Parent or any of its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, other than real property and the buildings and other structures, facilities or leasehold improvements located thereon which is intended to be included in the Spinoff Assets.

“Parent Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Parent Leased Real Property.

“Parent Lock-up Agreements” has the meaning set forth in the Recitals.

“Parent Marks” has the meaning set forth in Section 3.9(a).

“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions, except that “Parent Material Adverse Effect” shall not include any change, circumstance, condition, development, effect, event, occurrence, result or state of facts, directly or indirectly, arising out of or attributable to: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, in any material respect, (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement, (iv) any specific action taken at the written request of the Company or required by this Agreement, (v) any reductions, either voluntary or involuntary, in Parent’s workforce, (vi) any changes in applicable Laws or accounting rules, (vii) any natural or man-made disaster or acts of God or acts of war or terrorism, or (viii) any failure by Parent to meet any projections, forecasts or revenue or earnings projections.

“Parent Material Contract” has the meaning set forth in Section 3.10.

“Parent Net Cash Schedule” has the meaning set forth in Section 5.4(b).

“Parent Notice Period” has the meaning set forth in Section 4.5(b)(iv).

“Parent Out-Licenses” has the meaning set forth in Section 3.9(a).

“Parent Owned Real Property” means the real property in which Parent or any of its Subsidiaries has any fee title (or equivalent).

“Parent Patents” has the meaning set forth in Section 3.9(a).

“Parent Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Parent and the Series A-1 Preferred Stock par value $0.001 per share, of Parent.

“Parent Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“Parent Recommendation” has the meaning set forth in Section 5.2(b).

“Parent Restricted Stock Award” or “Parent Restricted Stock Awards” means awards of restricted stock issued under of the Parent Stock Option Plan.

“Parent SEC Reports” has the meaning set forth in Section 3.5(a).

“Parent Stock Option Plans” means Parent’s 2006 Stock Incentive Plan, as amended, and Parent’s 2012 Omnibus Incentive Compensation Plan, as amended.

“Parent Stock Options” means options to purchase Parent Common Stock issued under the Parent Stock Option Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 3.23.

“Parent Stockholder Meeting” has the meaning set forth in Section 5.2(b).

“Parent Stockholder Proposals” has the meaning set forth in Section 5.2(b).

“Parent Stockholders” means the holders of the capital stock of Parent.

“Parent Superior Offer” has the meaning set forth in Section 4.5(b)(ii).

“Parent Trade Secrets” has the meaning set forth in Section 3.9(k).

“Parent Voting Agreements” has the meaning set forth in the Recitals.

“Parent Warrants” means the outstanding warrants to purchase Parent Common Stock.

“Party” or “Parties” means Parent, Merger Sub, and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Asset Sale” has the meaning set forth in Section 5.5(b).

“Permitted Company Reorganization” has the meaning set forth in Section 5.5(d).

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by Parent or the Company which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (iv) with respect to any Parent Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Parent Leased Real Property which are not attributable to Parent and (v) with respect to any Company Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Company Leased Real Property which are not attributable to the Company. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company or Parent as of the Closing will not be a Permitted Encumbrance.

“Permitted Parent Issuance” has the meaning set forth in Section 5.5(e).

“Permitted Parent Reorganization” has the meaning set forth in Section 5.5(c).

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Parent, Merger Sub, or any of their respective Subsidiaries, as the case may be.

“Retained Liabilities” has the meaning set forth in Section 5.5(a).

“Reverse Stock Split” has the meaning set forth in Section 5.16.

“S-4 Effective Date” has the meaning set forth in Section 5.1(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spinoff” has the meaning set forth in Section 5.5(a).

“Spinoff Agreement” has the meaning set forth in Section 5.5(a).

“Spinoff Assets” has the meaning set forth in Section 5.5(a).

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, escheat, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental (including Section 59A of the Code as in effect for Tax years beginning prior to January 1, 2018), social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Tax Sharing Agreement” has the meaning set forth in Section 2.13(h).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” has the meaning set forth in Section 2.15(b).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MYND ANALYTICS, INC.

By:	/s/ Patrick Herguth
Name: Patrick Herguth
Title: Chief Executive Officer

ATHENA MERGER SUBSIDIARY INC.

By:	/s/ Patrick Herguth
Name: Patrick Herguth
Title: President

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Yutaka Niihara
Name: Yutaka Niihara
Title: CEO & Chairman

Signature Page to Merger Agreement